SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the Securities Exchange
                                   Act of 1934


         Date of Report (Date of earliest event reported) March 3, 1994



                            TRITON ENERGY CORPORATION
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Texas                  1-7864                 75-1151855
- -------------------------------  ------------        --------------------
(State or other jurisdiction of  (Commission             (IRS Employer
        incorporation)           File Number)         Identification No.)





       Registrants telephone number, including area code   (214) 691-5200




                                       N/A
        -----------------------------------------------------------------
          (Former name or former address, if changed since last report)

PAGE 5. OTHER EVENTS.

As indicated in the press release attached hereto as Exhibit 99. 1, on March 7, 1994, orders were entered in state and federal district courts in Dallas approving the previously announced settlement of all pending shareholder lawsuits against the Company.


As indicated in the press release attached hereto as Exhibit 99.2, at meetings held on March 3, 1994, the minority shareholders of Triton Europe plc approved the previously announced offer by the Company to purchase the shares of Triton Europe plc not owned by the Company. The scheme of arrangement pursuant to which the offer will be effected is expected to become effective on March 31, 1994 following its approval on March 30, 1994 by the High Court.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

               Exhibit No.    Description


                 99.1    Press release dated March 9, 1994


                 99.2    Press release dated March 8, 1994


                 99.3 Recommended Offer for the Minority Interest in Triton Europe plc

                                SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


     TRITON ENERGY CORPORATION



Date: March 10, 1994               By: __/s/____Robert B. Holland, III_____
                                        Robert B. Holland, III, Senior Vice
                                        President and General Counsel

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

IF YOU NO LONGER HOLD ANY SHARES IN TRITON EUROPE PLC, PLEASE SEND THIS DOCUMENT TOGETHER WITH THE ACCOMPANYING DOCUMENT ENTITLED "INFORMATION ON TRITON ENERGY CORPORATION" AND FORMS OF PROXY AND CASH ELECTION AT ONCE TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

THE ACCOMPANYING DOCUMENT ENTITLED "INFORMATION ON TRITON ENERGY CORPORATION" CONTAINS FURTHER FINANCIAL AND OTHER INFORMATION AND IS AN INTEGRAL PART OF THIS DOCUMENT. IT IS INCORPORATED BY THIS REFERENCE AND SHOULD BE REVIEWED CAREFULLY WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE.

- --------------------------------------------------------------------------------

                   RECOMMENDED OFFER FOR THE MINORITY INTEREST

                                       IN

                                TRITON EUROPE PLC
                                       BY

                            TRITON ENERGY CORPORATION
                          TO BE EFFECTED BY MEANS OF A

                              SCHEME OF ARRANGEMENT

                   UNDER SECTION 425 OF THE COMPANIES ACT 1985

- --------------------------------------------------------------------------------

Your attention is drawn to the letter from the Independent Directors in Part I of this document. The action you are recommended to take is set out on pages 8 and 9.

Notices of the meetings of holders of Triton Europe shares to be held on Thursday March 3, 1994 are set out on pages 55 and 56 of this document.

YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED FORMS OF PROXY TO THE ADDRESS PRINTED THEREON SO AS TO BE RECEIVED NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETINGS.

- --------------------------------------------------------------------------------
                                   DEFINITIONS

The following definitions apply throughout this document, other than in the section entitled "The Scheme of Arrangement", unless the context requires otherwise:


"Triton Europe" and                Triton Europe plc
"the Company"

"Triton Europe group"              Triton Europe and its subsidiaries

"Ordinary Shares"                  ordinary shares of 5p each in Triton Europe

"Triton Energy"                    Triton Energy Corporation

"Triton Energy group"              Triton Energy and its subsidiaries

"Triton Energy Common Stock"       Common Stock, par value $1, of Triton Energy

"Triton Energy Convertible
 Preferred Stock" and              new Triton Energy convertible preferred stock
                                   to be issued pursuant to the Scheme
"Convertible Preferred Stock"

"Cash Election"                    the facility whereby each holder of Scheme
                                   Shares may elect to receive cash in place of Convertible Preferred Stock in respect of Scheme Shares registered in their name, up to a limit of L6,700.17 per Scheme Shareholder

"Code"                             The City Code on Takeovers and Mergers

"Court"                            the High Court of Justice

"Court Meeting"                    the meeting of Scheme Shareholders convened
                                   by order of the Court

"Court Order"                      the order of the Court sanctioning the Scheme

"Effective Date"                   the date on which the Scheme becomes
                                   effective

"Independent Directors"            Mr J.J. Holtzscherer, Mr D.P. Metcalfe and Mr
                                   W.R. Smith, being those directors of Triton
                                   Europe who are not also directors of or
                                   otherwise connected with Triton Energy

"Kleinwort Benson Securities"      Kleinwort Benson Securities Limited

"J.P. Morgan"                      Morgan Guaranty Trust Company of New York

"J.P. Morgan exchange rate"        the L/$ exchange rate as quoted by J.P.
                                   Morgan at 5 p.m. on February 3, 1994

"London Stock Exchange             The International Stock Exchange of the
                                   United Kingdom and the Republic of Ireland
                                   Limited

"Market Maker"                     J.P. Morgan Securities Inc.

"NYSE"                             New York Stock Exchange, Inc.

"Offer" the recommended offer by Triton Energy for the Minority Interest in Triton Europe to be effected by means of the Scheme

"Record Date"                      14 days after the posting of this document to
                                   Scheme Shareholders

"Redemption Price"                 an amount in US dollars equivalent to 120 per
                                   cent. of the average closing price for one share of Triton Energy Common Stock on the NYSE for the five trading days prior to the date of the Court hearing to sanction the Scheme

"Scheme" the Scheme of Arrangement under section 425 of the Companies Act 1985 set out on pages 51 to 54 of this document

"Scheme Shares" and                33,441,195 Ordinary Shares to be cancelled
"Minority Interest"                pursuant to provisions of the Scheme, being
                                   all the issued Ordinary Shares not
                                   beneficially owned
                                   by Triton Energy group

"Scheme Shareholder"               a holder of Scheme Shares

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
PART I   Letter from the Independent Directors of Triton Europe                5
PART II  Explanatory Statement from J.P. Morgan                               10
        1.  Introduction                                                      10
        2.  Summary of the Scheme                                             10
        3.  Cash Election                                                     11
        4.  Conditions                                                        11
        5.  Triton Energy Convertible Preferred Stock                         12
        6.  Financial effects of the Scheme for Triton Europe shareholders    12
        7.  Information on Triton Europe                                      13
        8.  Information on Triton Energy                                      13
        9.  Taxation                                                          14
       10.  Management and employees                                          15
       11.  Meetings                                                          15
       12.  Settlement                                                        16
       13.  Directors' interests                                              16
       14.  Overseas shareholders                                             16
       15.  Additional information                                            16
       16.  Action to be taken                                                16
       17.  Recommendation                                                    17


APPENDICES

I    DeGolyer and MacNaughton Report                                          18

II   Financial Information on Triton Europe                                   21

III  Additional Information on Triton Energy Convertible Preferred
     Stock and Triton Energy Common Stock                                     35

IV   Additional Information                                                   40

The Scheme of Arrangement                                                     51

Notice of Court Meeting                                                       55

Notice of Extraordinary General Meeting                                       56

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          EXPECTED TIMETABLE OF EVENTS

                                                                           1994

Record Date                                                         February 22

Last day for lodging forms of proxy*                                    March 1

Meetings of Triton Europe shareholders                                  March 3

Last day for lodging Forms of Cash Election                            March 28

High Court hearing to sanction the Scheme                              March 30

Effective Date of Scheme                                               March 31

Date by which Triton Energy Convertible Preferred Stock
certificates and cheques will be despatched                            April 11

* Forms of proxy for use at the Court Meeting will also be valid if handed to the Chairman of that Meeting.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

The Panel on Takeovers and Mergers has indicated that the Code does not apply to the Offer, since Triton Europe is not deemed to be a UK company for the purposes of the Code.

- --------------------------------------------------------------------------------

                                     PART I

                      LETTER FROM THE INDEPENDENT DIRECTORS

                                     TRITON
                                     [LOGO]


                                  (EUROPE PLC)

                        REGISTERED IN ENGLAND NO. 1711516


DIRECTORS:                                                     REGISTERED OFFICE

T. G. Finck (U.S.)                                          18-20 Grafton Street
W. I. Lee (U.S.)                                                  London W1X 4DD
M. A. R. Herzog (France)
R. B. Holland, III (U.S.)
J. J. Holtzscherer* (France)
D. P. Metcalfe*
W. R. Smith*
*Non-executive

                                                                February 8, 1994


TO THE HOLDERS OF SCHEME SHARES


Dear Shareholder,

RECOMMENDED OFFER BY TRITON ENERGY FOR THE MINORITY INTEREST IN TRITON EUROPE

INTRODUCTION

On January 17, 1994 it was announced that agreement had been reached between your Board and Triton Energy whereby Triton Energy would make an offer for the Ordinary Shares not already owned by it. The Offer will be effected by means of a Scheme of Arrangement under section 425 of the Companies Act 1985 and values the Company at L30.9 million, and the shares not already owned by the Triton Energy group at L12.5 million. In order to become effective, the Scheme must, inter alia, be approved by Scheme Shareholders at a special meeting convened by order of the Court and a special resolution implementing the Scheme must be passed at an Extraordinary General Meeting of Triton Europe.

In view of Triton Energy's interest in Triton Europe, a committee comprising the directors of Triton Europe who are not directors of or otherwise connected with Triton Energy was appointed to consider the Offer. The committee of Independent Directors comprises Jean Jacques Holtzscherer, David Metcalfe and myself, as Chairman of the committee.

The purpose of this letter is to explain the background to the Offer and why the Independent Directors, having been so advised by Kleinwort Benson Securities, consider it to be fair and reasonable so far as Scheme Shareholders are concerned.

THE TERMS OF THE OFFER

Full details of the Offer are set out in the Explanatory Statement from J.P. Morgan on pages 10 to 17 of this document.

The Offer is being made on the basis that each Triton Europe Share is being attributed a value of 37.5p.

The consideration for Triton Europe shareholdings will be satisfied by the issue of Triton Energy Convertible Preferred Stock at an exchange rate of L1 = $1.4925, the J.P. Morgan exchange rate at 5 p.m. on February 3, 1994, the latest practicable time before the printing of this document. The precise number of shares of Convertible Preferred Stock to be issued in respect of each Triton Europe shareholding will be determined when the Scheme has been approved by Scheme Shareholders and sanctioned by the High Court. Assuming Scheme Shareholder approval, it is anticipated that the High Court will be asked to sanction the Scheme on March 30, 1994.

The value attributed to each share of Convertible Preferred Stock for the purposes of the Offer and for redemption will be 120 per cent of the average closing price for one share of Triton Energy Common Stock on the NYSE for the five trading days prior to the date of the Court hearing to sanction the Scheme.

Fractions of shares of Convertible Preferred Stock will not be issued and fractional entitlements will be satisfied in cash on the basis of 37.5p for every Scheme Share held.

For illustrative purposes only, assuming a Redemption Price of $37.30 (the price calculated as at 5.00 p.m. London time on February 3, 1994), Scheme Shareholders would receive one share of Convertible Preferred Stock for every 66 Ordinary Shares then held.


PRINCIPAL TERMS OF THE CONVERTIBLE PREFERRED STOCK

Each share of Convertible Preferred Stock will be convertible into one share of Triton Energy Common Stock. The Convertible Preferred Stock may be converted at any time on or after October 1, 1994.

Each share of Convertible Preferred Stock will bear a fixed cash dividend of 5 per cent per annum on the Redemption Price, before applicable U.S. withholding taxes, payable semi-annually in U.S. dollars on March 30 and September 30, commencing on September 30, 1994.

The Convertible Preferred Stock will be redeemed at the Redemption Price on March 30, 2004 either for cash or, at the option of Triton Energy, for Triton Energy Common Stock.

It is not intended that the Convertible Preferred Stock will be listed on any securities exchange. Triton Europe has been advised by Triton Energy that it fully expects the Convertible Preferred Stock to be freely transferable in the United States and that the necessary steps to ensure the same have been or will be taken.

Further information on the Convertible Preferred Stock and Triton Energy Common Stock is set out in Appendix III.


MARKET MAKING IN THE CONVERTIBLE PREFERRED STOCK

J.P. Morgan Securities Inc. has indicated its willingness to make a market in the Convertible Preferred Stock. However, the Market Maker is under no obligation to make such a market, and market making activity may be discontinued at any time.


CASH FACILITY

As part of the Offer arrangements, Triton Energy has agreed to make a facility available whereby individual Scheme Shareholders may elect to receive, on the basis of 37.5p per share, up to L6,700.17 of the consideration due to them in cash, being the sterling equivalent of

$10,000. The maximum aggregate elections and fractional entitlements, which will be satisfied under this facility, will be subject to a limit of L 1,340,033.50, being the sterling equivalent of $2 million.

To the extent that fractional entitlements and cash elections in aggregate exceed L 1,340,033.50, the maximum entitlement of each Scheme Shareholder to cash under the Cash Election will be reduced accordingly.

Further information on the cash facility is set out in Part II, paragraph 3.


BACKGROUND TO AND INFORMATION ON TRITON EUROPE

Triton Europe's principal asset is a 50 per cent non-operated interest in the Villeperdue field in the Paris Basin, France. The Company, which is registered in England, has its head office in The Hague, The Netherlands, as well as offices in Paris and London.

At May 31, 1993 Triton Europe had estimated proved net reserves of 8,188,000 barrels of oil, of which 7,502,000 were at Villeperdue and 549,000 barrels at the Melun and Bagneaux fields. The Melun and Bagneaux fields were sold at the end of October for L0.7 million. During the financial year ended May 31, 1993, Villeperdue accounted for more than 86 per cent of the Company's total production. The field produced on average 3,488 barrels of oil per day net to the Company, a 20 per cent decline over the previous year. Current net production is approximately 2,600 barrels per day.

The Company's financial performance in recent years has suffered as a result of a decline in production and relatively high fixed costs. In September, the Company announced its results for the financial year ended May 31, 1993. These showed an operating loss of L50.3 million, largely due to a L41.0 million writedown of the Company's oil and gas interests, of which approximately L37 million was attributed to the Paris Basin producing properties. The Group's loss after taxation for the period was L34.4 million, representing a loss per share of 41.72p. The audited net assets of the Company at May 31, 1993 were L41.19 million, equivalent to 49.9p per share.

On January 25, 1994 the Company announced its interim results for the six months ended November 30, 1993. The results show an operating loss of L3.0 million compared to a loss of L 1.1 million for the previous comparable period, despite the measures announced in September to reduce administrative expenses. Although they have now been largely implemented, little of the benefit of these measures was experienced in the period. The results reflect the sharp fall in the price of Brent oil from $18.50 at May 31, 1993 to $14.51 at November 30, 1993.

At November 30, 1993 the Triton Europe group had cash and short term investments amounting to L7.14 million, equivalent to 8.7p per share.

The interim results are reproduced in full in Appendix II.

The financial performance of the Company and the decline in production has been a concern to the Independent Directors for some time. Accordingly, following the approach from Triton Energy, the Independent Directors appointed DeGolyer and MacNaughton, a leading firm of independent petroleum consultants, to prepare a valuation of the proved and probable reserves of Triton Europe's French producing assets as at November 30, 1993. On the basis of the assumptions set out in the report, notably an oil price achieved of $15.02 per barrel, the proved reserves have been valued at $29 million (L 19.3 million) and the proved and probable reserves at $37 million (L24.7 million). The value of the probable reserves has not been risk adjusted. These values equate to 23.5p and 30.0p respectively per Ordinary Share and compare to 41.2p per Ordinary Share, being the carrying value attributable to these assets in the last published accounts.

The DeGolyer and MacNaughton Report is reproduced as Appendix I.

In light of the above, the Independent Directors believe that the Offer fairly reflects the prospects and underlying asset value of the Company and provides Scheme Shareholders with the following principal benefits:

 - a premium of 87.5 per cent over the price of an Ordinary Share of 20p on January 14, 1994, the last dealing day prior to the announcement of the Offer and a premium of 15.4 per cent over the closing price for the shares on February 3, 1994, the last dealing day prior to the printing of this document;

 - a source of income on your investment through the dividends payable on the Convertible Preferred Stock and/or through investing any cash received as consideration pursuant to a Cash Election; and

 - the substantially greater liquidity of Triton Energy shares which Scheme Shareholders will receive upon conversion of the Convertible Preferred Stock compared with the present limited liquidity in Triton Europe shares.


MANAGEMENT AND EMPLOYEES

Triton Energy has given assurances to the Board of Triton Europe that the existing terms and conditions of employment of all employees in Triton Europe, including pension rights, will be fully safeguarded.

It is intended that the Independent Directors will resign from the Board when the Scheme becomes effective.


MEETINGS TO EFFECT THE SCHEME

You will find set out at the end of this document notices convening a Court Meeting and an Extraordinary General Meeting. These meetings will be held at 20 Fenchurch Street, London EC3P 3DB on March 3, 1994 to consider the proposals to effect the Scheme.

At the Court Meeting, voting will be by poll and shareholders entitled to attend and vote will be entitled to exercise one vote for each share held.

The Triton Energy group, which currently owns 49,058,805 Ordinary Shares representing 59.47 per cent of the issued ordinary share capital of Triton Europe, will not vote at the meetings of Scheme Shareholders to be called to consider the Scheme. However, the next three largest shareholders in Triton Europe who together own or control 18.33 per cent of the Company or 45.22 per cent of the shares not currently owned by the Triton Energy group have indicated their intention to vote in favour of the Scheme.


ACTION TO BE TAKEN

Details of the steps necessary to implement the Scheme are set out in the Explanatory Statement from J.P. Morgan in Part II. Your attention is drawn to the paragraph headed "Action to be taken".

WHETHER OR NOT YOU PROPOSE TO ATTEND THE MEETINGS IN PERSON, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE THE ENCLOSED FORMS OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON. THE RETURN OF THE FORMS OF PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETINGS AND VOTING IN PERSON SHOULD YOU SO WISH.

SCHEME SHAREHOLDERS SHOULD NOTE THAT IF THE SCHEME IS APPROVED AND BECOMES EFFECTIVE, IT WILL BE BINDING UPON ALL HOLDERS OF SCHEME SHARES IRRESPECTIVE OF WHETHER THEY VOTED IN FAVOUR OF THE SCHEME. ACCORDINGLY, YOU ARE URGED TO CONSIDER WHETHER YOU WOULD WISH TO ELECT FOR CASH UNDER THE CASH ELECTION IN THE EVENT THE SCHEME WERE TO BECOME EFFECTIVE. IF YOU WOULD, YOU MUST COMPLETE AND RETURN THE ENCLOSED FORM OF CASH ELECTION AS SOON AS POSSIBLE AND IN ANY EVENT BY NOT LATER THAN 3 P.M. ON MARCH 28, 1994, ACCOMPANIED BY

THE SHARE CERTIFICATES AND OTHER DOCUMENTS OF TITLE FOR ALL ORDINARY SHARES REGISTERED IN YOUR NAME. COMPLETION AND RETURN OF THE FORM OF CASH ELECTION WILL NOT PRECLUDE YOU FROM VOTING AT THE MEETINGS IN WHICHEVER WAY YOU WISH.

In deciding whether or not to elect for cash under the terms of the Cash Election, Scheme Shareholders' attention is drawn to the accompanying document entitled "Information on Triton Energy Corporation" and the risk factors set out therein. In addition, Scheme Shareholders should be aware that liquidity in the Convertible Preferred Stock may be limited, that the market making activity referred to above may be discontinued at any time, and that the cost of dealing in the Convertible Preferred Stock may be significant for small shareholdings.


RECOMMENDATION

THE INDEPENDENT DIRECTORS, WHO HAVE BEEN SO ADVISED BY KLEINWORT BENSON SECURITIES, CONSIDER THAT THE TERMS OF THE OFFER ARE FAIR AND REASONABLE AS FAR AS SCHEME SHAREHOLDERS ARE CONCERNED. ACCORDINGLY, THE INDEPENDENT DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE IN FAVOUR OF THE NECESSARY RESOLUTIONS AT THE MEETINGS TO EFFECT THE OFFER, AS THEY INTEND TO DO IN RESPECT OF THEIR OWN BENEFICIAL SHAREHOLDINGS AMOUNTING TO 12,000 SHARES.

In considering whether or not to elect for cash under the terms of the Cash Election, Scheme Shareholders are advised to seek their own professional financial advice.

                                Yours sincerely,


                                   W. R. SMITH
               CHAIRMAN OF THE COMMITTEE OF INDEPENDENT DIRECTORS

                                     PART II

                     EXPLANATORY STATEMENT FROM J.P. MORGAN


Morgan Guaranty                                                       J P MORGAN
Trust Company
of New York.

PO Box 161
60 Victoria Embankment
London EC4 OJP

                                                                February 8, 1994


TO THE HOLDERS OF SCHEME SHARES


Dear Shareholder,

RECOMMENDED OFFER BY TRITON ENERGY FOR THE MINORITY INTEREST IN TRITON EUROPE


1. INTRODUCTION

On January 17, 1994, the Boards of Triton Energy and Triton Europe announced that they had reached agreement on the terms of an offer by Triton Energy for the Minority Interest in Triton Europe. The offer will be effected by means of a Scheme of Arrangement under section 425 of the Companies Act 1985 pursuant to which Triton Energy proposes to acquire all of the Ordinary Shares not already owned by the Triton Energy group.

In proposing the Scheme, the directors of Triton Energy have been advised by J.P. Morgan and the Independent Directors of Triton Europe have been advised by Kleinwort Benson Securities. We have been requested and authorised by Triton Europe and Triton Energy to write to you on their behalf in order to explain the provisions and the effect of the Scheme. This statement shall not confer rights or remedies against J.P. Morgan upon any person receiving or relying on this document, nor will J.P. Morgan treat any such person as being, by virtue thereof, its customer.

YOUR ATTENTION IS DRAWN TO THE LETTER FROM MR W.R. SMITH, ON BEHALF OF THE INDEPENDENT DIRECTORS, WHICH CONTAINS THEIR RECOMMENDATION IN RESPECT OF THE SCHEME. THOSE DIRECTORS OF TRITON EUROPE WHO HOLD SCHEME SHARES INTEND TO VOTE IN FAVOUR OF THE SCHEME.


2. SUMMARY OF THE SCHEME

Under the Scheme, all the Scheme Shares will be cancelled and, in consideration of which, Scheme Shareholders will be entitled to receive one share of Triton Energy Convertible Preferred Stock, convertible into one share of Triton Energy Common Stock, for every multiple of that number of Scheme Shares whose equivalent value in U.S. dollars most nearly equals (without exceeding) the Redemption Price.

For this purpose each Scheme Share will be attributed a value of 37.5p and its equivalent in U.S. dollars, $0.56, has been calculated on the basis of the J.P. Morgan exchange rate of $1.4925.

The Redemption Price will be the amount in U.S. dollars equivalent to 120% of the average closing price on the NYSE for one share of Triton Energy Common Stock on the five trading days prior to the date of the Court hearing to sanction the Scheme.

Based on the average closing price of Triton Energy Common Stock of $31.08 (as reported on Datastream) on the five trading days ending on February 3, 1994 (the latest practicable date prior to the printing of this document), the Redemption Price would be $37.30 per share and Scheme Shareholders would receive one share of Convertible Preferred Stock for every 66 Scheme Shares.

Fractions of shares of Convertible Preferred Stock will not be issued. Fractional entitlements will instead be satisfied in cash at a rate of 37.5p for each Scheme Share.

In giving any opinion in this or any other document, J.P. Morgan has relied upon and assumed without independent verification, the accuracy and completeness of all information that was publicly available or furnished to it by, or otherwise received by it from or on behalf of Triton Energy and Triton Europe.

Any subsequent developments may affect J.P. Morgan's opinion and it has no obligation to update, revise or reaffirm its opinion, unless such developments become known by it.


3. CASH ELECTION

Instead of receiving Convertible Preferred Stock, each Scheme Shareholder may make a Cash Election at the rate of 37.5p for each Scheme Share, up to a maximum of L6,700.17, being the sterling equivalent of $10,000 per Scheme Shareholder, subject to the further provisions of this section 3.

The total amount of cash payable by Triton Energy, including in respect of fractions, as a consequence of the Cash Elections will not exceed L 1,340,033.50 (the sterling equivalent of $2,000,000). If the total amount of cash otherwise payable by Triton Energy as a result of the Cash Elections would exceed L 1,340,033.50, the maximum entitlement of each Scheme Shareholder to receive cash under the Cash Election will be reduced accordingly. Cash will be allocated first to fractional entitlements. To the extent that the maximum Cash Election is reduced below L6,700.17, each Scheme Shareholder will, in relation to that part of his holding for which his Cash Election has been unsuccessful, receive Convertible Preferred Stock to which he would otherwise have been entitled under the Scheme as if he had not made a Cash Election.

Based on Triton Europe's shareholder register as at December 31, 1993, if every holder of Scheme Shares elected to receive cash to the fullest extent permissible under the terms of the Offer, Triton Energy would be able to satisfy all Cash Elections in full up to L6,700.17 per Scheme Shareholder.

J.P. Morgan, financial adviser to Triton Energy, is satisfied that adequate resources are available to Triton Energy to meet all Cash Elections under the terms of the Offer.

Your attention is drawn to section 16 of this letter concerning the steps you must take to make your Cash Election.

4. CONDITIONS

The Scheme will become fully effective and binding if:

   (i) a resolution to approve the Scheme is passed by a majority in number representing three-fourths in value of the Scheme Shares held by those Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

  (ii) the necessary resolution to give effect to the Scheme is duly passed by Scheme Shareholders at an Extraordinary General Meeting of Triton Europe; and

  (iii) the Scheme is sanctioned by the Court and an office copy of the Court Order is delivered to the Registrar of Companies in England and Wales for registration.

The necessary steps to make the Scheme effective will not be taken:

  (a) until any necessary filings with the U.S. Securities and Exchange Commission have been completed; and

  (b) if any government or governmental, quasi-governmental, supranational or trade agency or regulatory body shall have, prior to the Effective Date of the Scheme, instituted or threatened any action, suit or investigation to restrain, prohibit, restrict materially, delay materially or otherwise challenge the proposed acquisition or shall have threatened to take any action as a result of its implementation.

The Independent Directors reserve the right to waive the requirements in these paragraphs (a) and (b).

If the Scheme does not become fully effective by June 30, 1994, or by such later date as Triton Europe and Triton Energy may jointly approve and the Court may allow, it will lapse and will be of no further effect.


5. TRITON ENERGY CONVERTIBLE PREFERRED STOCK

Shareholders are referred to the summary of the Convertible Preferred Stock set out on page 6, and the additional information on the Convertible Preferred Stock and the summary of the Triton Energy Common Stock which constitute Appendix III.


6. FINANCIAL EFFECTS OF THE SCHEME FOR TRITON EUROPE SHAREHOLDERS

If the Scheme becomes effective Scheme Shareholders are expected, on the bases described below, to receive an increase in both income and capital value.

The following tables describe, for illustrative purposes only, the effect of the Scheme proposals for holders of Scheme Shares, on the basis of the notes set out below.


(A) CAPITAL

The following table shows the effect on capital value for a holder of 100 Scheme Shares who receives Convertible Preferred Stock:


                                                             NOTE
Convertible Preferred Stock receivable for 100 Scheme Shares  (i)  L37.50
Value of 100 Scheme Shares                                   (ii)  L20.00
                                                                   ------
Increase in value                                                  L17.50
Representing a percentage increase of                               87.5%


NOTES

  (i) Based on a value of 37.5p per Scheme Share attributable to the consideration (see "Value of the Offer" below where, inter alia, an exchange rate of L1 = $1.4925 is assumed).
  (ii) Based on the closing middle market quotation of 20p as derived from the London Stock Exchange Daily Official List for Ordinary Shares on January 14, 1994 (the business day prior to the announcement of the Scheme).


(B) DIVIDENDS

The following table shows the effect on dividend income after U.S. withholding taxes for a holder of 100 Scheme Shares who receives the Convertible Preferred
Stock:

Dividends on Convertible Preferred Stock receivable for 100 Scheme


Shares                                                        (i)   L1.59
Dividends on 100 Scheme Shares                               (ii)   L0.00
                                                                    -----
Increase in income                                                  L1.59


NOTES

  (i) Assumes an exchange rate of L1=$1.4925, a 15% U.S. withholding tax on dividends, and that a full dividend is declared and paid on the Convertible Preferred Stock.

  (ii) No dividends are currently payable on Triton Europe Ordinary Shares; assumes that no such dividends are payable in the future.

VALUE OF THE OFFER

The Convertible Preferred Stock has been valued by J.P. Morgan as at February 3, 1994 at not less than 100 per cent of the Redemption Price. This implies a value of not less than 37.5p for each Scheme Share on the basis of the J.P. Morgan exchange rate of $1.4925.

J.P. Morgan's valuation has been arrived at employing customary valuation techniques on the basis of a number of factors, including but not limited to the conversion premium referred to in section 2 hereof, the dividend, and the historical volatility of Triton Energy Common Stock, and it has been based on a number of assumptions prevailing on February 3, 1994, including but not limited to the interest rates prevailing on that date and the state of the market for similar securities, information supplied to J.P. Morgan by or on behalf of Triton Energy and Triton Europe as at the date hereof, and other factors affecting the market for shares.

The Convertible Preferred Stock may trade at prices higher or lower than the Redemption Price, depending on many factors including prevailing interest rates, the financial condition, business, assets, results of operations or prospects of Triton Energy, or financial conditions affecting the value of Triton Energy's securities, and the market for similar securities.

On the bases set out above, the Scheme places an aggregate value of approximately L12.5 million on the Minority Interest, and a value of approximately L30.9 million on the entire issued ordinary share capital of Triton Europe.


7. INFORMATION ON TRITON EUROPE

Information on the recent history of Triton Europe is set out in the letter from the Independent Directors in Part I of this document.

Financial information on the Company, including the interim results announced on January 25, 1994, is set in Appendix II of this document.

The DeGolyer and MacNaughton Report on the Company's French producing assets as of November 30, 1993 is reproduced in Appendix I.


8. INFORMATION ON TRITON ENERGY

Triton Energy is an independent energy company engaged in international oil and gas exploration and production through wholly-owned and partly-owned subsidiaries and affiliates, some of which (including Triton Europe) are publicly-held. In addition to its holding in Triton Europe, Triton Energy currently has interests in producing properties and development operations in Colombia, Argentina, Indonesia, the United States, Canada and Australia and has oil and gas interests or conducts exploration activities in these areas as well as in Malaysia/Thailand and New Zealand. Triton Energy is headquartered in Dallas, Texas.

During 1993, Triton Energy made several changes in its management and initiated a strategic review of its existing exploration and development programmes and non-oil and gas businesses. Triton Energy is focusing its strategy on high potential exploration and development opportunities in Colombia, Malaysia/Thailand and Argentina, and in new international oil and gas ventures.

Triton Energy has a net revenue interest of 9.24 per cent in the Cusiana and Cupiagua Fields in Colombia. The fields have been declared commercial by Ecopetrol, the Colombian national oil company, and are expected to produce a peak of 150,000 gross barrels of oil per day in the initial production phase by December 1995.

Triton Energy had net proved reserves of 104.0 million barrels of liquids, and
158.7 billion cubic feet of gas as at May 31, 1993.

In the year ended May 31, 1993, Triton Energy's total revenues were $110.2 million. In the same period Triton Energy made a loss from continuing operations (before extraordinary items and the cumulative effect of accounting changes) of $81.8 million. As at May 31, 1993, Triton Energy had total shareholders' equity of $255.4 million (and $274.2 million at November 30, 1993).

At January 14, 1994, Triton Energy's authorised capital was 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Approximately 35.4 million common shares and no preferred shares were in issue. Up to 200,000 shares of preferred stock may be issued to holders of common stock in certain circumstances under Triton Energy's Shareholder Rights Plan.

Triton Energy's primary share quotation is on the NYSE. Its shares were trading at $31.50 at 5 p.m. London time on February 3, 1994 (as reported on Datastream), implying a market capitalisation of about $1,116 million. Triton Energy's shares are also quoted on the Toronto Stock Exchange.

Further information on Triton Energy is set out in the accompanying document entitled "Information on Triton Energy Corporation


9. TAXATION

(A) UNITED KINGDOM

The comments below and in section 11 of Appendix IV are intended as a general guide to the position under current United Kingdom law and Inland Revenue practice and relate only to certain limited aspects of the taxation position of Scheme Shareholders. In particular they only deal with the position of Triton Europe shareholders resident in the United Kingdom for tax purposes who hold their shares as an investment.

Any Scheme Shareholder who is in any doubt about his/her own tax position should consult his/her professional adviser.


TAXATION OF CAPITAL GAINS

Liability to United Kingdom taxation in respect of capital gains will depend upon the individual circumstances of Scheme Shareholders and on the form of consideration which they elect to receive.


  (i) Cash element

      Implementation of the Scheme will, to the extent that a Scheme Shareholder elects to receive cash or receives cash pursuant to a fractional entitlement, constitute a disposal or part disposal for the purposes of United Kingdom taxation of capital gains. Such a disposal may, depending upon the individual circumstances of the holders of Scheme Shares, give rise to a liability to United Kingdom taxation or crystallise a capital loss.

(ii)  Convertible Preferred Stock

      The capital gains position of Scheme Shareholders who receive Convertible Preferred Stock is not clear as it depends upon whether the Scheme is a "scheme of reconstruction or amalgamation" for capital gains purposes. This in turn depends on a number of factors, including the extent to which Scheme Shareholders elect to receive cash. If the Scheme does not constitute such a scheme, the above treatment will apply notwithstanding that a Scheme Shareholder receives Convertible Preferred Stock.

      Where the Scheme does constitute a scheme of reconstruction or amalgamation, a Scheme Shareholder who, together with persons connected with him/her, holds not more than five per cent of any class of the issued share capital of Triton Europe, will not be treated as making a disposal of his Scheme Shares to the extent that he/she receives Convertible Preferred Stock. However, to the extent that he/she receives cash representing any fractional entitlement, this will, unless the Inland Revenue is satisfied that the amount of cash received is small in comparison with the market value of the Scheme Shares, constitute a disposal.

      Scheme Shareholders who, together with persons connected with them, do hold more than 5 per cent of any class of the issued share capital of Triton Europe will, subject to the Inland Revenue being satisfied that the Scheme is being effected for bona fide commercial reasons and does not form part of any tax avoidance scheme, be treated in the same way.

      A subsequent disposal (including redemption) of the Convertible Preferred Stock may give rise to a taxable gain or allowable loss for the purposes of United Kingdom taxation of capital gains, depending on individual circumstances.

      Conversion of the Convertible Preferred Stock into Triton Energy Common Stock should not of itself (and to the extent that there is no cash adjustment in respect of fractional entitlements) give rise to a charge to United Kingdom taxation. The conversion should constitute a reorganisation of the share capital of Triton Energy for the purposes of United Kingdom capital gains tax with the result that the Triton Energy Common Stock will be treated as the same asset as the Triton Energy Convertible Preferred Stock.

For additional information on United Kingdom taxation see section 11(a), of Appendix IV.


(B) UNITED STATES

See section 11(b) of Appendix IV.


(C) OTHER JURISDICTIONS

A Scheme Shareholder who is not resident in the United Kingdom should consult his/her own tax advisers concerning his/her tax liabilities in respect of the Scheme on dividends received from Triton Energy, as to whether there is a provision for exemption or refund of any United States withholding tax under the terms of an applicable double taxation convention (if any) and whether there is any foreign taxation imposed on the dividend income he/she receives.


10. MANAGEMENT AND EMPLOYEES

The board of Triton Energy has confirmed that all of the existing rights, including pension rights, of the management and employees of the Triton Europe group will be fully safeguarded.


11. MEETINGS

(A) COURT MEETING

A meeting has been convened by the order of the Court for the purpose of enabling the holders of the Scheme Shares to consider and, if thought fit, to approve the Scheme. The Scheme requires the approval of a majority in number representing not less than three-fourths in nominal value of the Scheme Shares held by those present and voting either in person or by proxy at such meeting.

(B) EXTRAORDINARY GENERAL MEETING

An Extraordinary General Meeting of Triton Europe has been convened for the purpose of passing the necessary Special Resolution to give effect to the Scheme.

As part of the reorganisation of the share capital of Triton Europe, the Scheme Shares shall be designated as 'A' Scheme Shares and 'B' Scheme Shares according to whether a Cash Election Notice has been received in respect of such shares. Immediately after conversion all Scheme Shares will be cancelled.

The Triton Energy group will not vote at either the Court Meeting or the Extraordinary General Meeting.

If the Scheme is approved by the requisite majority at both meetings and the Court subsequently sanctions the Scheme, it will be binding upon all holders of the Scheme Shares irrespective of whether they attended the Court Meeting and/or the Extraordinary General Meeting and of whether or how they voted at either such meeting.

Notices convening these meetings, which will be held on March 3, 1994 at 20 Fenchurch Street, London EC3P 3DB, are set out on pages 55 to 56 of this document.


12. SETTLEMENT

Certificates for the Triton Energy Convertible Preferred Stock and, where applicable, cheques for the consideration payable under the Cash Election and for fractional entitlements, will be despatched within five normal London business days of the Effective Date to holders of the Scheme Shares at the address appearing in the shareholder register of Triton Europe at the close of business on the Record Date. In the case of joint holders, certificates and cheques will be despatched to the joint holder whose name appears first in the register in respect of the joint holding concerned or in accordance with any special instructions regarding communications. All certificates and cheques will be sent by pre-paid first-class post at the risk of the person entitled thereto. As from the Effective Date, existing certificates representing holdings of Scheme Shares will cease to be valid and Scheme Shareholders should, if so requested by Triton Energy, send such certificates to Triton Energy for cancellation.

Where a Cash Election has been made by a Scheme Shareholder and the Form of Cash Election submitted is not accompanied by the relevant share certificate(s) and/or other documents of title, the cheque for the consideration payable under the relevant Cash Election will not be despatched until such share certificate(s) and/or documents of title or indemnities satisfactory to Triton Energy has been received by the Receiving Bank (see "Additional Notes Regarding Completion of this Form" on page 4 of the Form of Cash Election).

No transfer of Scheme Shares will be registered after 3.00 pm on the Record Date. The listing of Ordinary Shares on the London Stock Exchange will be cancelled on the Scheme becoming effective.


13. DIRECTORS' INTERESTS

The interests of the directors of Triton Europe are set out in Appendix IV. The effect of the Scheme on those interests does not differ from its effect on the like interests of other persons.


14. OVERSEAS SHAREHOLDERS

It is the responsibility of Scheme Shareholders resident overseas to ascertain whether the sale, transfer, conversion or delivery of the Triton Energy Convertible Preferred Stock will be subject to any restrictions or will require compliance with any formalities imposed by the laws or regulations of, or by any body or authority located in, the jurisdiction in which they are resident.


15. ADDITIONAL INFORMATION

Additional information is set out in Appendix IV.


16. ACTION TO BE TAKEN

(A) TO VOTE AT THE MEETINGS

You will find enclosed with this document two reply paid forms of proxy:

  (i) Pink for use at the Court Meeting; and
 (ii) Blue for use at the Extraordinary General Meeting.

Whether or not you propose to attend the relevant meetings in person, you are requested to complete and return the enclosed forms of proxy in accordance with the instructions printed thereon as soon as possible and in any event so as to arrive at the Registrars of the Company, the National Westminster Bank Plc, Registrar's Department, PO Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA not later than 48 hours before the time appointed for the Court Meeting. In the case of the pink form only, if it is not returned to the Registrars by 48 hours before the time of the meeting, it may be handed to the Chairman of the Court Meeting and still be valid. The lodging of a form of proxy will not prevent you from attending the meetings and voting in person if you so wish.


(B) CASH ELECTION

If you wish to receive cash in lieu of all or part of your entitlement to Triton Energy Convertible Preferred Stock up to a maximum of L6,700.17 (being the sterling equivalent of $10,000) you must complete the enclosed Form of Cash Election in accordance with the instructions therein, and send it, accompanied by the share certificates and other documents of title for all Ordinary Shares registered in your name, by post to, or lodge it by hand with the Receiving Bank of the Company, National Westminster Bank Plc, Registrar's Department, New Issues Section, PO Box 859, The Lombard Centre, Consort House, East Street, Bedminster, Bristol BS99 1XZ, or by hand only with National Westminster Bank Plc, Registrar's Department, New Issues Section, 15 Featherstone Street, London EC1 8QS, as soon as possible, but in any event so as to be received not later than 3 p.m. on March 28, 1994. Scheme Shareholders are referred to the enclosed Form of Cash Election for further instructions as to making a Cash Election, AND SHOULD NOTE THAT FORMS OF CASH ELECTION WILL ONLY BE VALID IF RECEIVED FROM SCHEME SHAREHOLDERS WHOSE NAMES APPEAR ON THE REGISTER OF MEMBERS OF TRITON EUROPE AT THE CLOSE OF BUSINESS ON THE RECORD DATE OR WHO ARE UNCONDITIONALLY ENTITLED TO BE SO REGISTERED ON THAT DATE.

Scheme Shareholders who do not return the Form of Cash Election so completed together with all their share certificates and other documents of title, will receive Triton Energy Convertible Preferred Stock in proportion to their shareholdings at a rate of 37.5p for each Scheme Share.

THE SCHEME, ONCE EFFECTIVE, WILL BE BINDING ON ALL SCHEME SHAREHOLDERS. WHETHER OR NOT YOU INTEND TO VOTE IN FAVOUR OF THE SCHEME, YOU SHOULD RETURN A COMPLETED FORM OF CASH ELECTION IF YOU WOULD WISH TO RECEIVE CASH CONSIDERATION IN RESPECT OF ELIGIBLE SHAREHOLDINGS.


(C) RETURN OF TRITON EUROPE ORDINARY SHARE CERTIFICATES

After the Scheme becomes effective you should on request return your Ordinary Share certificates to the National Westminster Bank Plc, Registrar's Department, PO Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA for cancellation.

APART FROM COMPLETING AND RETURNING THE ENCLOSED FORMS OF PROXY AND (IF YOU SO
WISH) MAKING A CASH ELECTION YOU NEED TAKE NO FURTHER ACTION.


17. RECOMMENDATION

Your attention is drawn to the recommendation of the Independent Directors set out in Part I of this document.


Yours sincerely

for MORGAN GUARANTY TRUST COMPANY OF NEW YORK

THIS "EXPLANATORY STATEMENT FROM J.P. MORGAN" HAS BEEN APPROVED BY MORGAN GUARANTY TRUST COMPANY OF NEW YORK FOR THE PURPOSES OF RULE 5-9 OF THE RULES OF THE SECURITIES AND FUTURES AUTHORITY. MORGAN GUARANTY TRUST COMPANY OF NEW YORK IS A MEMBER OF THE SECURITIES AND FUTURES AUTHORITY.

                                   APPENDIX I

                         DEGOLYER AND MACNAUGHTON REPORT

                            DEGOLYER AND MACNAUGHTON

                                ONE ENERGY SQUARE

                               DALLAS, TEXAS 75206


                                January 14, 1994


Triton Europe plc
Fitzroy House
18-20 Grafton Street
London W1X 4DD
England


Gentlemen:

Pursuant to your request, we have prepared estimates, as of November 30, 1993, of the extent and value of the proved and probable crude oil reserves of certain properties owned by Triton France S.A., hereinafter referred to as "Triton France." Triton France is a wholly owned subsidiary of Triton Europe plc, hereinafter referred to as "Triton Europe". Also included are estimates of risk-adjusted probable reserves. The properties, located in the Paris Basin of France, are the Villeperdue (including the Fontaine au Bron Extension), La Motte Noire, and Hautefeuille fields.

Estimates of oil reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Not only are such reserve and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Information used in the preparation of this report was obtained from Triton Europe. In our preparation of this report we have relied, without independent verification, upon information furnished by Triton Europe with respect to property interests, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented. A field examination of the properties was not considered necessary for the purposes of this report.

Petroleum reserves included in this report are classified by degree of proof as proved or probable. Proved reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs as of the date the estimate is made, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. The petroleum reserves are classified as follows:


     PROVED -Reserves that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data. Commercial productivity has been established by actual production, successful testing, or in certain cases by favorable core analyses and electrical-log interpretation when the producing characteristics of the formation are known from nearby fields. Volumetrically, the structure, areal extent, volume, and characteristics of the reservoir are well defined by a reasonable interpretation of adequate subsurface well control and by known continuity of hydrocarbon-saturated material above known fluid contacts, if any, or above the lowest known structural occurrence of hydrocarbons.


          DEVELOPED -Reserves that are recoverable from existing wells with current operating methods and expenses.

          Developed reserves include both producing and non-producing reserves. Estimates of producing reserves assume recovery by existing wells producing from present completion intervals with normal operating methods and expenses. Developed nonproducing reserves are in reservoirs behind the casing or at minor depths below the producing zone and are considered proved by production from other wells in the field, by successful drill-stem tests, or by core analyses from the particular zones. Nonproducing reserves require only moderate expense to be brought into production.

          UNDEVELOPED - Reserves that are recoverable from additional wells yet to be drilled.

          Undeveloped reserves are those considered proved for production by reasonable geological interpretation of adequate subsurface control in reservoirs that are producing or proved by other wells but are not recoverable from existing wells. This classification of reserves requires drilling of additional wells, major deepening of existing wells, or installation of enhanced recovery or other facilities.

Reserves recoverable by enhanced recovery methods, such as injection of external fluids to provide energy not inherent in the reservoirs, may be classified as proved developed or proved undeveloped reserves depending upon the extent to which such enhanced recovery methods are in operation. These reserves are considered to be proved only in cases where a successful fluid-injection program is in operation, a pilot program indicates successful fluid injection, or information is available concerning the successful application of such methods in the same reservoir and it is reasonably certain that the program will be implemented.

     PROBABLE - Reserves susceptible of being proved that are based on reasonable evidence of producible hydrocarbons within the limits of a structure or reservoir above known or inferred fluid contacts but are defined to a lesser degree of certainty because of more limited well control and/or the lack of definitive production tests. Probable reserves may include extensions of proved reservoirs or other reservoirs that have not been tested at commercial rates of flow or reserves recoverable by enhanced recovery methods that have not yet been tested in the same reservoir or where there is reasonable uncertainty that the program will be implemented.

The extent to which probable reserves ultimately may be reclassified as proved reserves is dependent upon future drilling, testing, and well performance. The degree of risk to be applied in evaluating probable reserves is influenced by economic and technological factors as well as the time element. Probable reserves in this report are presented both before and after adjustment in consideration of these additional risks in order to make them comparable to proved reserves.

Estimates of reserves were prepared by the use of standard geological and engineering methods generally accepted by the petroleum industry. The method or combination of methods utilized in the analysis of each reservoir was tempered by experience in the area, consideration of the stage of development of the reservoir, and quality and completeness of basic data. For depletion-type reservoirs or reservoirs whose performance disclosed reliable declines in producing-rate trends or other diagnostic characteristics, reserves were estimated from appropriate decline curves or other performance relationships. In the analysis of decline curves, reserves were estimated to the limits of economic production based on current economic conditions. Proved reserves estimated in this report are classified as proved developed.

The gross and Triton France's net oil reserves, as of November 30, 1993, of the properties evaluated herein are estimated below, expressed in thousands of barrels (Mbbl):


                                                      GROSS      NET
                                                     (MBBL)   (MBBL)
     Proved                                          13,962    6,957
     Probable 1                                      14,467    7,236
     Risk-Adjusted Probable 2                         7,234    3,618


     1 Probable reserves have not been risk adjusted.
     2 Estimates were obtained by applying an appropriate factor to the probable reserves to account for risk.


Values of the net proved reserves are expressed in terms of estimated future net revenue and present worth of future net revenue. Future net revenue is calculated by deducting estimated production taxes, operating expenses, and capital costs from gross revenue as appropriate for each Triton France interest. Present worth is defined as future net revenue discounted at specified arbitrary discount rates compounded monthly over the expected period of realization. In this report, present worth values using a discount rate of 10 percent are reported.

Revenue values in this report were estimated using initial prices, costs, and escalation parameters provided by Triton Europe and its financial advisors, Kleinwort Benson Securities Limited. Current operating costs, also provided by Triton Europe, were used in estimating future costs require to operate the properties. In certain cases future costs, either higher or lower than current costs, may have been used because of anticipated changed operating conditions. In addition, future costs were escalated according to schedules provided by Triton Europe and Kleinwort Benson Securities Limited. This schedule included an initial oil price of United States (U.S.)$15.02 per barrel escalated at 2.5 percent per year after the first year. (This price is based on U.S.$1.00 plus the Brent crude price, as quoted in the January 11, 1994 edition of Financial Times.) Operating expenses and capital costs also were escalated at 2.5 percent per year after the first year.

In our opinion, the price and cost assumptions are not consistent with the rules and regulations promulgated by the Securities and Exchange Commission or statements promulgated by the Financial Accounting Standards Board. These rules and regulations contain specific provisions that prohibit the use of price escalations not set forth in contracts and the reporting of probable reserves. Accordingly, revenue figures and probable reserves from this report should not, under any circumstances, be used or relied upon to meet the requirements thereof.

Data available through November 30, 1993, were used in estimating gross ultimate recovery. Where applicable, the estimated cumulative production, as of November 30, 1993, was subtracted from the estimated gross ultimate recovery to determine the estimated gross reserves.

Revenue and costs for the properties are reported in U.S. dollar equivalents based on an exchange rate of 1 French franc being equivalent to U.S.$0.168677, as of November 30, 1993. No U.S. or French corporate income taxes were taken into account in the future net revenue estimate herein.

Estimated future net revenue and present worth attributable to Triton France's interests in the proved and proved-plus-probable reserves of the properties appraised, as of November 30, 1993, under the aforementioned qualifications concerning future prices and costs are summarized as follows, expressed in thousands of U.S. dollars (MU.S.$).


                                                                        PRESENT
                                                        FUTURE NET  WORTH AT 10
                                                           REVENUE      PERCENT
                                                           (MU.S.$)    (MU.S.$)
     Proved                                                  42,054      28,998
     Proved Plus Probable1                                   67,613      36,988


     1. Probable reserves have not been risk adjusted


                                                                       submitted

                                                                        (signed)

                                                        DeGOLYER and MacNAUGHTON

                                   APPENDIX II

                     FINANCIAL INFORMATION ON TRITON EUROPE

The financial information contained in paragraphs A to E of this Appendix II does not constitute statutory accounts as defined by Section 240 of the Companies Act 1985. Information contained in paragraphs A to D has been extracted from the audited statutory accounts of the Triton Europe group ("the Group") for each of the three financial years ended May 31, 1991, 1992 and 1993 which have been delivered to the Registrar of Companies, and on which unqualified audit reports as defined under Section 235 of the Companies Act 1985 have been given. Furthermore the reports did not contain any statement under section 237(2) or (3) of the Companies Act 1985.

A. CONSOLIDATED PROFIT AND LOSS ACCOUNTS

The consolidated profit and loss accounts for the Group for the three years ended May 31, 1991, 1992 and 1993 were as follows:


                                                     1993      1992      1991
                                           NOTE      L000      L000      L000
TURNOVER                                      2    18,527    21,682    29,728
Cost of sales                                     (21,207)  (17,360)  (17,040)
                                                  -------   -------  --------

GROSS (LOSS)/PROFIT                                (2,680)    4,322    12,688
Exceptional items                             3   (41,967)        -    34,846*
Administrative expenses                            (5,606)   (5,035)   (3,935)
                                                  -------   -------  --------

OPERATING (LOSS)/PROFIT                       4   (50,253)     (713)   43,599
Net interest receivable                       5       383       677        66
Foreign exchange gains/(losses)                       626      (332)    1,297
Other (charges)/income                                (27)       33       139
                                                  -------   -------  --------

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXATION                                          (49,271)     (335)   45,101
Taxation on loss on ordinary activities       8    14,852     4,222   (13,710)
                                                  -------   -------  --------

(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER
TAXATION                                          (34,419)    3,887    31,391
Dividend                                                -         -    (5,775)
                                                  -------   -------   -------
RETAINED (LOSS)/PROFIT FOR THE YEAR               (34,419)    3,887    25,616
Retained profit brought forward                    41,397    37,510    11,894
                                                  -------   -------   -------
Retained profit carried forward                     6,978    41,397    37,510
                                                  -------   -------   -------

(LOSS)/EARNINGS PER SHARE                     9   (41.72p)    4.71p    38.05p
                                                  -------   -------   -------


Movements on reserves are set out in note 17.

*This item was included in the 1991 accounts after operating profits.


B. CONSOLIDATED BALANCE SHEET

The consolidated balance sheets for the Group for the three years ended May 31, 1991, 1992 and 1993 were as follows:


                                                       1993      1992       1991
                                               NOTE    L000      L000       L000
FIXED ASSETS
Tangible assets                                 10   37,676    76,649     73,239
                                                    -------   -------    -------

CURRENT ASSETS
Stocks                                                  122       243        218
Debtors                                         12    5,576     4,088      7,618
Cash at bank and in hand                              6,064     5,343     13,295
                                                    -------   -------    -------
                                                     11,762     9,674     21,131
                                                    -------   -------    -------
CREDITORS:
Amounts falling due within one year             13   (5,434)   (6,729)   (16,535)
                                                    -------   -------    -------
Net current assets                                    6,328     2,945      4,596
                                                    -------   -------    -------
Total assets less current liabilities                44,004    79,594     77,835

Creditors:
Amounts falling due after more than one year    14   (1,181)   (1,153)    (1,192)
Provisions for liabilities and charges          15   (1,633)  (13,197)   (16,018)
                                                    -------   -------    -------
NET ASSETS                                           41,190    65,244     60,625
                                                    -------   -------    -------
                                                    -------   -------    -------
CAPITAL AND RESERVES
Called up share capital                         16    4,125     4,125      4,125
Share premium account                           17   12,211    12,211     12,211
Other reserves                                  17    5,099     5,099      5,099
Foreign exchange reserve                        17   12,777     2,412      1,680
Profit and loss account                         17    6,978    41,397     37,510
                                                    -------   -------    -------
                                                     41,190    65,244     60,625
                                                    -------   -------    -------
                                                    -------   -------    -------


C. CONSOLIDATED CASH FLOW STATEMENT

The consolidated cash flow statements for the Group for the three years ended May 31, 1991, 1992 and 1993 were as follows:


                                                      1993      1992        1991
                                               Note   L000      L000        L000

NET CASH INFLOW FROM OPERATING ACTIVITIES       23    3,452     9,764     15,898

RETURNS ON INVESTMENTS AND SERVICING OF
FINANCE
Interest received                                       269       873      1,094
Interest paid                                           (66)      (37)    (1,028)
Dividends paid                                            -         -     (5,775)
                                                   --------  --------   --------

NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON
INVESTMENTS AND SERVICING OF FINANCE                    203       836     (5,709)
                                                   --------  --------   --------

TAXATION
UK Corporation Tax and ACT paid                        (575)   (5,788)         -
French corporation tax paid                             (46)        -       (278)
                                                   --------  --------   --------

                                                       (621)   (5,788)      (278)
                                                   --------  --------   --------

INVESTING ACTIVITIES
Acquisition of producing properties                    (459)       -          -
Development expenditure                                (396)   (5,802)    (5,158)
Exploration & appraisal expenditure                  (1,738)   (6,581)    (8,041)
Purchases of other fixed assets                        (368)     (212)      (131)
Disposal of other fixed assets                            7         -     32,937
Incidental costs of disposal                              -         -     (1,079)
                                                   --------  --------   --------

NET CASH (OUTFLOW)/INFLOW FROM INVESTING
ACTIVITIES                                           (2,954)  (12,595)    18,528
                                                   --------  --------   --------

NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING               80    (7,783)    28,439
                                                   --------  --------   --------

REPAYMENT OF BANK LOAN                                    -         -    (26,246)
                                                   --------  --------   --------

INCREASE/(DECREASE) IN CASH AND CASH
EQUIVALENTS                                     23       80    (7,783)     2,193
                                                   --------  --------   --------
                                                   --------  --------   --------


The sale of fixed assets in the year ended May 31, 1991 related to the exceptional item disclosed in note 3 to the accounts.

D.   NOTES TO THE FINANCIAL INFORMATION

The following notes have been extracted from the notes to the Group's statutory accounts:


1.   ACCOUNTING POLICIES

(A) BASIS OF PREPARATION

The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards and, except for the treatment of certain French taxation allowances, with the Companies Act 1985 ("the Act"). An explanation of this departure from the requirements of the Act is given in section (e) below.

(B) BASIS OF CONSOLIDATION

The consolidated accounts of the Group comprise the accounts of the Company and its subsidiaries. A separate profit and loss account dealing with the results of the Company only is not presented, as permitted by Section 230 of the Act.

(C) TURNOVER

Turnover represents the sales value of the Group's share of oil and gas production and is recognised on an entitlement basis.

(D) OIL AND GAS INTERESTS

The "full cost" method of accounting is used, whereby costs of exploration and development of oil and gas reserves are capitalised and accumulated in separate cost pools for each geographical area. Pre-licence, licence acquisition, exploration and appraisal costs of individual licence interests are held outside the cost pools and remain undepreciated until the existence or otherwise of commercial reserves is established within the licence area. From the commencement of oil and gas production each pool, together with anticipated future development costs calculated at price levels ruling at the balance sheet date, is depreciated on a unit of production basis, based on its proved oil and gas reserves. The resultant depreciation is included in cost of sales.

Capitalised costs are reviewed on a pool by pool basis and compared to the net revenues to be derived from the estimated remaining proved reserves. Net revenues are computed using oil prices, exchange rates and cost levels ruling at the balance sheet date, discounting the resultant net revenues at 10 per cent per annum. If the amount of capitalised cost relating to a particular pool is considered to be excessive, such costs are written down accordingly.

(E) PROVISION POUR RECONSTITUTION DES GISEMENTS (PRG)

PRG (French taxation allowance) relating to oil and gas interests has been deducted from the cost of fixed assets. This is not in accordance with Schedule 4 to the Act, which requires fixed assets to be shown at their purchase price, thus presenting PRG as deferred income. This departure from the requirements of the Act is, in the opinion of the directors, necessary for the accounts to give a true and fair value. The effect is that deferred income and the net book amount of fixed assets are L4.7 million lower than they would otherwise have been.

(F) ABANDONMENT PROVISION

Provision for the estimated cost of removing production facilities and other site restoration work is made on a unit of production basis, based on proved oil and gas reserves. Estimates of costs are made at price levels ruling at the balance sheet date. Changes in estimates are accounted for prospectively over the remaining reserves of the field.

(G) DEPRECIATION

Depreciation of fixed assets, other than oil and gas interests, is provided on a straight line basis to write off the assets over their estimated useful lives, as follows:


Motor vehicles & office equipment                         4 Years
Fixtures & fittings                                      10 Years


(H) FOREIGN CURRENCIES

On consolidation, assets and liabilities of foreign subsidiary companies are translated into sterling at closing rates of exchange. Share capital and retained earnings are translated at historic rates. Profit and loss accounts are translated at the average rate of exchange for the year.

Exchange differences resulting from the translation of net investments in subsidiary companies, together with differences between the profit and loss accounts translated at average rates and at closing rates, are recorded in foreign exchange reserves.

Unrealised exchange gains and losses arising on long term foreign currency borrowings, net of any foreign taxes relating thereto, are also recorded in foreign exchange reserves.

Realised gains and losses on long term foreign currency borrowings together with all other gains or losses on settlement or translation at closing rates of exchange of monetary assets and liabilities are included in the determination of profit for the year.

(I) DEFERRED TAXATION

Deferred taxation is provided, using the liability method, in respect of timing differences arising from the different treatment for accounting and taxation purposes of income and expenditure to the extent that it is expected that the differences will reverse.

(J) STOCKS

Stocks represent oil production awaiting delivery which is valued at selling price.

(K) INVESTMENTS IN TRITON EUROPE GROUP COMPANIES

Investments in Triton Europe group companies are carried at the net book value of the underlying companies. The movement in the net book value of Triton Europe group companies is transferred to the revaluation reserve.

(L) OPERATING LEASES

Operating lease rentals are charged to the profit and loss account as incurred.

2. TURNOVER AND NET ASSETS


                                     TURNOVER           NET ASSETS (AT 31 MAY)

                                    1993   1992     1991    1993    1992    1991
                                    L000   L000     L000    L000    L000    L000
Turnover and net assets are analysed
by geographical area as follows:

France                            18,493  21,654  29,103  32,119  55,674  53,838
North Sea                              -       -     556       -       -
United Kingdom onshore                 -       -       -   2,413   8,772   4,739
Italy                                  -       -       -     443       -       -
Head office and other                 34      28      69   6,215     798   2,048
                                 ------- ------- ------- ------- ------- -------

                                  18,527  21,682  29,728  41,190  65,244  60,625
                                 ------- ------- ------- ------- ------- -------
                                 ------- ------- ------- ------- ------- -------


3. EXCEPTIONAL ITEMS

Exceptional (charges)/income were as follows:


                                                        1993     1992       1991
                                                        L000     L000       L000
Profit on sale of oil and gas interests                    -        -     24,163
Foreign exchange gains realised on the repayment
of borrowings                                              -        -     10,683
Writedown of oil and gas interests                   (40,977)       -          -
Restructuring costs                                     (990)       -           -
                                                     --------  ------     -------

                                                     (41,967)       -     34,846
                                                     --------  ------     -------
                                                     --------  ------     -------


A review was conducted as at 31 May 1993 to ascertain whether the amount of capitalised costs relating to the Triton Europe group's pools was excessive in relation to the economic value of its oil and gas properties. A report prepared by the Company's independent petroleum engineers, DeGolyer and MacNaughton, resulted in a reduction in estimated proved reserves at 31 May 1993 of 14.6 million barrels, 7.2 million barrels being reclassified as probable reserves. A ceiling test with respect to the French cost pool was performed by comparing the capitalised costs to the net revenues to be derived from the estimated remaining proved reserves. Net revenues were estimated using oil prices, exchange rates and cost levels ruling at 31 May 1993, and discounted at 10 per cent per annum. This method is widely used in the oil industry as a means of valuing oil and gas reserves and reflected the directors' judgement of the value of the properties in the current economic conditions. It is also consistent with the basis adopted by Triton Energy in its valuation of these properties. The directors consider that in the case of the French cost pool a permanent diminution in value has occurred and additional depreciation of L37.3 million has been provided in these accounts. In assessing the value of the Triton Europe group's unproved properties, the directors have taken account of the current economic conditions and have written down the value of the U.K. oil and gas properties by L3.2 million. Other writedowns of oil and gas interests amounted to L0.5 million.


A deferred tax credit of L12.7 million arising from the writedown of the French oil and gas properties is included in the deferred tax credit for the year ended 31 May 1993 of L15.0 million. Details of this deferred tax credit are discussed in note 8.


During the year ended May 1991, the Triton Europe group sold its U.K. North Sea oil and gas interests to CONOCO (UK) Limited and its Dutch North Sea oil and gas interests to Clyde Petroleum (Netherlands) B.V. The total proceeds from the sales amounted to U.S.$64.5 million (L32.9 million) resulting in a pre-tax gain of L24.2 million.


The proceeds of the sale of the North Sea oil and gas interests made possible the repayment of $44 million (L26.2 million) of the Triton Europe group's borrowings. The repayment realised a foreign exchange gain of L10.7 million of which L3.4 million had arisen as a result of foreign exchange movements during the prior year. The balance of L7.3 million related to foreign exchange movements in previous periods which, whilst unrealised, had been recorded in the Triton Europe group's foreign exchange reserve.


4. OPERATING (LOSS)/PROFIT


                                                      1993       1992       1991
                                                      L000       L000       L000
Operating (loss)/profit is analysed
by geographical area as follows:

The North Sea                                      (44,529)     1,321     45,764
France                                                   -          -       (790)
United Kingdom onshore                              (4,075)      (470)     -
Other                                               (1,649)    (1,564)    (1,375)
                                                  --------    -------    -------

                                                   (50,253)      (713)    43,599
                                                  --------    -------    -------
                                                  --------    -------    -------



Operating (loss)/profit is stated after
charging/(crediting) the following:
Abandonment cost                                       856        179          -
Depreciation                                        13,095      8,979      8,341
Auditors' remuneration                                  55         80         65
Operating lease rentals-offices                        512        474          -
Exceptional items                                   41,967          -    (34,846)


The decrease in estimated proved reserves resulted in an increased depreciation charge of L7.6 million.

5. NET INTEREST RECEIVABLE


                                           1993          1992       1991
                                           L000          L000       L000
Interest receivable                         269           873      1,094
Interest payable on bank loans
and overdrafts wholly payable
within five years                           (28)          (37)    (1,028)
Other interest                              142          (159)         -
                                         ------        ------    -------

                                            383            677        66
                                         ------        ------    -------
                                         ------        ------    -------


Other interest was in respect of the waiver/(accrual) of penalties for the late payment of French taxes.


6. EMOLUMENTS OF DIRECTORS

The aggregate remuneration paid to directors was as follows:


                                                   1993          1992       1991
                                                   L000          L000       L000
Directors' fees                                     110             95        60
Emoluments as executives                            437            481       366


The aggregate pension contributions included in the above and paid during the year was L5,000 (1992: L13,000, 1991: L5,000).

The emoluments of the chairman and highest paid director (excluding pension contributions) were:


                                                   1993          1992       1991
                                                   L000          L000       L000
Chairman  (1992: from 31/10/91)                     297            76
          (1992: to 31/10/91) -                       -           138        265


The directors, including the chairman, received emoluments excluding pension contributions in the following ranges:


                                                   1993          1992       1991
                                                   L000          L000       L000
      L0  -L5,000                                     -             -          3
  L5,001  -L10,000                                    -             -          5
 L10,001  -L15,000                                    4             6        -
 L15,001  -L20,000                                    3             -        -
 L80,001  -L85,000                                    -             1        -
L100,001  -L105,000                                   -             -          1
L125,001  -L130,000                                   -             1        -
L130,001  -L135,000                                   1             -        -
L230,001  -L235,000                                   -             1        -
L260,001  -L265,000                                   -             -          1
L295,001  -L300,000                                   1             -        -


7. STAFF NUMBERS AND COSTS

The average number of persons employed by the Triton Europe group during the year was:


                                                   1993          1992       1991
                                                 NUMBER        NUMBER     NUMBER
Management (including directors)                     21            23         21
Administration                                       19            19         20
Technical staff                                      21            22         25
                                                 ------        ------     ------

                                                     61            64         66
                                                 ------        ------     ------
                                                 ------        ------     ------


The geographical analysis of personnel was as follows:


                                                   1993          1992       1991
                                                 NUMBER        NUMBER     NUMBER
France                                               43            46         48
United Kingdom                                        9             9          9
Netherlands                                      ------        ------     ------
                                                     61            64         66
                                                 ------        ------     ------
                                                 ------        ------     ------


The aggregate payroll costs were as follows:


                                                   1993          1992       1991
                                                   L000          L000       L000

Wages and salaries                                2,672         2,324      2,185
Social security costs                               836           700        677
Other pension costs                                  82            56         67
                                                 ------        ------     ------

                                                  3,590         3,080      2,929
                                                 ------        ------     ------
                                                 ------        ------     ------


8. TAXATION


                                                              1993          1992       1991
                                                              L000          L000       L000
CURRENT TAX CHARGE/(CREDIT)
UK corporation tax credit relating to prior year                 -        (1,757)         -
ACT relief due to UK/Dutch tax treaty                            -          (277)    (1,197)
French prelevement exceptionnel                                (4)           44          -
French corporation tax relating to a prior year                172             -          -
UK Corporation tax at 33.83%                                     -             -      8,600
                                                          --------      --------   --------
                                                               168        (1,990)     7,403
                                                          --------      --------   --------



DEFERRED TAX CREDIT
UK Corporation tax                                               -             -       (753)
French Corporation tax at 34% (1992: 34%, 1991: 37%)       (15,020)       (2,232)     7,850
Credit due to reduction in French Corporation tax rates          -             -       (790)
                                                          --------      --------   --------

                                                           (15,020)       (2,232)    (6,307)
                                                          --------      --------   --------

Taxation  (credit)/charge                                  (14,852)       (4,222)    13,710
                                                          --------      --------   --------
                                                          --------      --------   --------


Details of the deferred tax provision are set out in note 15.

The UK corporation tax computation for the year ended 31 May 1991 was finalised during the year ended 31 May 1993. This computation, which included the tax calculated on the sale of the Triton Europe group s North Sea assets, shows an amount of tax recoverable of approximately L 700,000. Repayment of this amount is anticipated in the year ending 31 May 1994, at which time the tax credit will be recognised.

The deferred tax credit ofL15,020,000 in 1993 related to the Company's French operations and resulted primarily from the reduction in estimated proved reserves and the consequent exceptional writedown of the assets and the additional depreciation.


9. (LOSS)/EARNINGS PER SHARE

The calculation of the loss per share is based on a loss after taxation of L34,419,000 (1992: profit L3,887,000, 1991: profit L31,391,000) and on the
82,500,000 Ordinary Shares in issue during each year.

10. TANGIBLE FIXED ASSETS


                                                         OIL & GAS
                                                          INTERESTS OTHER ASSETS      TOTAL
                                                              L000          L000       L000

COST

At 1 June 1992                                             138,459         1,613    140,072
Exchange adjustments                                        24,043           263     24,306
Additions                                                    2,593           368      2,961
PRG credit (see note 15)                                      (455)            -       (455)
Disposals                                                     (599)          (40)      (639)
                                                          --------      --------   --------
At 31 May 1993                                             164,041         2,204    166,245
                                                          --------      --------   --------
                                                          --------      --------   --------

DEPRECIATION


At 1 June 1992                                              62,292         1,131     63,423
Exchange adjustments                                        11,472           208     11,680
Charge for the year                                         12,730           365     13,095
Writedown (see note 3)                                      40,977             -     40,977
Disposals                                                     (599)           (7)      (606)
                                                          --------      --------   --------
At 31 May 1993                                             126,872         1,697    128,569
                                                          --------      --------   --------
                                                          --------      --------   --------

NET BOOK AMOUNT

At 31 May  1993                                             37,169           507     37,676
                                                          --------      --------   --------
                                                          --------      --------   --------
At 31 May 1992                                              76,167           482     76,649
                                                          --------      --------   --------
                                                          --------      --------   --------


Net book amount of the Triton Europe group's oil and gas interests comprised the following geographical cost pools:


                                                                            1993       1992
                                                                            L000       L000

France                                                                     36,608    73,020
United Kingdom onshore                                                          -     3,076
Italy                                                                         443         -
Other                                                                         118        71
                                                                        --------   --------

                                                                           37,169    76,167
                                                                         --------  --------
                                                                         --------  --------


Other fixed assets comprised office equipment, furniture and fixtures, and motor vehicles.


11. INVESTMENTS (SHARES IN SUBSIDIARY UNDERTAKINGS)


COMPANY                                                       1993          1993       1992
                                                                       MOVEMENTS
                                                              L000          L000       L000
Shares in subsidiary undertakings at cost                   14,578         1,397     13,181
Revaluation (see note 17)                                   20,456       (24,222)    44,678
                                                          --------      --------   --------

Investment in subsidiary undertakings                       35,034       (22,825)    57,859
                                                          --------      --------   --------
                                                          --------      --------   --------


The increase in shares in subsidiary undertakings at cost represented additional investments in Triton Mediterranean Oil & Gas N.V.

The names of the principal subsidiaries, all being engaged in exploration and production activities, and the Company's interests therein are as follows:


                                                             COUNTRY OF      COUNTRY OF
                                   PERCENTAGE HELD AT  INCORPORATION OR       PRINCIPAL
                                          31 MAY 1993      REGISTRATION      OPERATIONS
Triton Resources (U.K.) Limited
100,000 ordinary "A" shares of L1 each
1,121,948 ordinary "B" shares of L1 each         100%           England  United Kingdom
Triton France SA
226,000 ordinary shares of 100 Francs each       100%            France          France
Triton Mediterranean Oil & Gas N.V.
5,474 shares of Dfl. 1,000 each                  100%       Netherlands           Italy


12. DEBTORS


                                                                        1993         1992
                                                                        L000         L000
Trade debtors                                                          1,443        1,868
Advance corporation tax recoverable                                      852          852
Taxation recoverable                                                   1,522          142
Other debtors                                                          1,560        1,000
Prepayments and accrued income                                           199          226
                                                                     -------      -------
                                                                       5,576        4,088
                                                                     -------      -------
                                                                     -------      -------


Included within taxation recoverable at 31 May 1993 is an amount of L 1,380,000 in respect of French taxation recoverable, which will be received after more than one year.

13. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                                        1993         1992
                                                                        L000         L000
Trade creditors                                                        1,540        2,756
Amounts owed to Triton Energy Corporation                                 27           73
Accruals and deferred income                                           1,851        1,584
Other creditors including taxation and social security:
Royalties                                                              1,770        1,542
Advance corporation tax                                                    -          575
French corporation tax                                                   168            -
Pre'levement exceptionnel                                                  -           44
Taxation and social security                                              78          155
                                                                     -------      -------

                                                                       5,434        6,729
                                                                     -------      -------
                                                                     -------      -------


14. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                                        1993         1992
                                                                        L000         L000
Bank loan                                                                641          546
Royalties                                                                540          607
                                                                     -------      -------

                                                                       1,181        1,153
                                                                     -------      -------
                                                                     -------      -------


The Triton Europe group bank loan comprises U.S.$1,000,000 (1992:
U.S.$1,000,000) drawn under a nominal U.S.$130 million revolving credit facility, subject to a borrowing base calculation based on the value of the Triton Europe group s proved reserves. This facility and a U.S.$50 million conditional acquisitions facility have an initial maturity date of 31 May 1999 and are unsecured.

Commencing in November 1994, the nominal amount of the facility is reduced by equal semi-annual installments until May 1999. Interest accrues at LIBOR plus 5/8 % to 3/4%.

15. PROVISIONS FOR LIABILITIES AND CHARGES


                                                          DEFERRED
                                                          TAXATION    ABANDONMENT     TOTAL
                                                              L000           L000      L000
At 1 June 1992                                              12,568            629    13,197
Exchange adjustment                                          1,527            148     1,675
(Credit)/charge for the year                               (15,020)           856   (14,164)
PRG credit to oil and gas interests                           (455)             -      (455)
Tax recoverable transferred to debtors (note 12)             1,380              -     1,380
                                                           -------        -------   -------
At 31 May 1993                                                   0          1,633     1,633
                                                           -------        -------   -------
                                                           -------        -------   -------


Details of the movements in the deferred tax credit are set out in note 8.

At 31 May 1993, full provision for deferred taxation has been made in respect of:


                                                                            1993       1992
                                                                            L000       L000
FRENCH TAXATION

PRG                                                                          204        658
Accelerated capital allowances                                             3,070     14,080
Other (including tax losses available)                                    (3,274)    (2,170)
                                                                          -------   -------
                                                                              0      12,568
                                                                          -------   -------
                                                                          -------   -------


PRG allows French companies to deduct from their taxable income an amount equal to 23.5% of their sales, up to a limit of 50% of their net profit as defined in the PRG regulations. To the extent that an amount equivalent to that claimed is spent on exploration in the following year in accordance with the regulations, 80% of such amount is acquired as a permanent relief against taxation. The balance of PRG is recaptured as an additional charge in the tax computations of succeeding years.

As the permanent benefit of PRG relief for any year is dependent upon the levels of exploration in the subsequent year, the Company initially makes full provision for the potential reversal of the whole of the taxation benefit taken. When the permanent PRG relief is demonstrable, the value of such benefit is deducted from the deferred tax provision in the balance sheet and the credit is taken against the cost of oil and gas properties. During 1993 this credit amounted to L455,000 (1992: L964,000). The relevant cost pool is reduced as is, in consequence, the annual depreciation charge.

16. CALLED UP SHARE CAPITAL

Ordinary Shares of 5p each at 31 May 1991, 1992 and 1993


                                                                          NUMBER       L000
Authorised                                                           125 million      6,250
Issued                                                              82.5 million      4,125

No share options in the Company had been granted at the date of this report.


17. RESERVES

The movements on reserves during the year ended 31 May 1993 were as follows:


                                                            31 MAY      MOVEMENT     1 JUNE
                                                              1993  FOR THE YEAR       1992
                                                              L000          L000       L000
Share premium account                                       12,211             -     12,211
Other non-distributable reserves                             5,099             -      5,099
Foreign exchange reserve                                    12,777        10,365      2,412
Profit and loss account                                      6,978      (34,419)     41,397
                                                           -------       -------    -------
                                                            37,065       (24,054)    61,119
                                                           -------       -------    -------
                                                           -------       -------    -------


Significant exchange adjustments have occurred in fixed assets, deferred tax provision and in net assets, due mainly to the depreciation of sterling against the French franc.

The profit on ordinary activities after taxation attributable to the Company was L168,000 (1992: L256,000).

18. CAPITAL EXPENDITURE AND OTHER COMMITMENTS

Commitments for future capital expenditure of the Triton Europe group at 31 May were as follows:


                                                                            1993       1992
                                                                              LM         LM
Contracted for but not accrued in the accounts                               1.1        5.8
Authorised but not contracted for                                              -        3.3
                                                                           -----      -----
                                                                             1.1        9.1
                                                                           -----      -----
                                                                           -----      -----


19. OPERATING LEASE COMMITMENTS


Triton Europe group annual rentals are as follows:

                                                                            1993       1992
                                                                            L000       L000
Expiring within one year                                                     105         41
Expiring between one and five years                                          247        421
                                                                           -----      -----
                                                                             352        462
                                                                           -----      -----
                                                                           -----      -----


20. CONTINGENT LIABILITIES

As at 31 May 1993, various companies in the Triton Europe group had contingent liabilities under obligations entered into in the ordinary course of business as licensees or co-licensees under joint operating and petroleum sales agreements.

21. ULTIMATE PARENT UNDERTAKING

The ultimate parent undertaking is Triton Energy Corporation, incorporated in the State of Texas, United States of America. Under a technical services agreement dated 1 June 1988 with Triton Energy Corporation, technical services provided to the Triton Europe group during the year gave rise to the following charges:


                                                                            1993       1992
                                                                            L000       L000
Facility charge (U.S.$36,000 per month)                                      261        247
Reimbursement of third party charges                                         220        145
Engineering support                                                           61         61
Corporate services                                                           100        250
Exploration support                                                           39         58
Reimbursement for expatriate personnel seconded to the Triton Europe
group                                                                        189        322
Interest                                                                       -          1
Other                                                                          9          6
                                                                           -----      -----
                                                                             879      1,090
                                                                           -----      -----
                                                                           -----      -----


22. PENSIONS

Personal pension plans have been arranged for the Triton Europe group's UK employees which operate as defined contributions schemes. The employer's contribution is fixed as a percentage of the salary of the employees and amounted to L76,000 in the year ended 31 May 1993 (1992: L47,000). In addition $8,000 (1992: $16,000) was paid to Triton Energy Corporation in respect of the pension arrangements of certain expatriate personnel.

23. CASH FLOW STATEMENT

(j)  Reconciliation of operating loss to net inflow from operating activities:


                                                              1993          1992       1991
                                                              L000          L000       L000
Operating (loss)/profit before exceptional items          (50,253)         (713)      8,753
Writedowns                                                  40,977             -
Depreciation and abandonment                                13,951         9,158      8,341
Decrease/(increase) in stocks                                  158          (25)       (57)
Decrease/(increase) in debtors                                 369           839      (426)
(Decrease)/increase in creditors: amount falling due
within one year                                            (1,554)           505      (713)
Decrease in creditors: amounts falling due after more
than one year                                                (223)             -          -
Loss on sale of other fixed assets                              27             -          -
                                                          --------       -------    -------
Net cash inflow from operating activities                    3,452         9,764     15,898
                                                          --------       -------    -------
                                                          --------       -------    -------


(ii) Analysis of changes in cash and cash equivalents during the year:


                                                              1993          1992       1991
                                                              L000          L000       L000
Balance at 1 June                                            5,343        13,295        518
Net cash inflow/(outflow) before adjustments for the effects
of foreign exchange differences                                 80       (7,783)      2,193
Effect of foreign exchange rate differences                    641         (169)     10,584
                                                          --------       -------    -------

Balance at 31 May                                            6,064         5,343     13,295
                                                          --------       -------    -------
                                                          --------       -------    -------


(iii) Analysis of changes in financing during the year:


                                                              1993          1992
                                                              L000          L000
Balance at 1 June                                              546           582
Effect of foreign exchange rate differences                     95          (36)
                                                          --------       -------

Balance at 31 May                                              641           546
                                                          --------       -------
                                                          --------       -------


E. UNAUDITED INTERIM REPORT FOR THE SIX MONTHS ENDED NOVEMBER 30, 1993

Set out below is the text of the unaudited interim report for the six months ended November 30, 1993, released to the London Stock Exchange on January 25, 1993:

CHAIRMAN'S STATEMENT

"Trading in the six months ended November 30, 1993 continued to be disappointing. The Group made an operating loss of L3.0 million, compared with a loss of L1.1 million in the previous comparable period, despite the measures announced to reduce administrative expenses. Although these measures have been largely implemented, the full benefit was not experienced in the period. After foreign exchange gains and interest income, the Group made a loss before taxation ofL2.8 million (1992 -L18,000 profit). The loss per share amounted to 2.5p (1992-earnings per share 0.07p).

At November 30, 1993 cash and short term investments amounted to L7.14 million, equivalent to 8.7p per share. This included the proceeds of the sale of the Melun and Bagneaux fields for L0.7 million. Borrowings at the same date were nil.

The weak trading performance was largely due to a combination of lower Brent oil prices and a decline in French production. Average production in the period fell from 3,200 barrels of oil per day, with Villeperdue accounting for over 90 per cent of total production.

In October 1993 TOTAL sold its subsidiary company Totalex, the operator of Villeperdue, to Coparex, an independent French oil company. The Group has commenced preliminary discussions with Coparex with a view to seeing how the value of the field may be enhanced.

The Group has continued to seek new exploration opportunities in Southern and Eastern Europe and North Africa. As a result, the Group has now received the provisional consent of the Italian authorities to the acquisition from Enterprise Oil of a 40 per cent interest in licence areas DR. 71 ET and DR.72 ET, located in the Italian sector of the Adriatic Sea adjacent to the recent Aquila oil discovery. The interests will be earned by partly carrying Enterprise through an initial seismic programme of approximately 1500 kms of new data.

On January 17, 1993 Triton Energy Corporation announced its intention to make an offer for the minority interests in the Company. For the purposes of this offer, a report on the Company's producing assets at November 30, 1993 was commissioned by the Independent Directors. The report assumes an initial oil price achieved of $15.02 and values the proven reserves and the proven plus probable reserves at L19.3 million and L24.7 million respectively."


CONSOLIDATED PROFIT AND LOSS ACCOUNT
                                                   SIX MONTHS    SIX MONTHS
                                                        ENDED         ENDED  YEAR ENDED
                                                 NOVEMBER 30,  NOVEMBER 30,     MAY 31,
                                                         1993          1992        1993
                                                         L000          L000        L000
Turnover                                                6,937         9,369      18,527
Cost of Sales                                          (7,468)       (7,967)    (21,207)
                                                     --------      --------     -------
Gross profit                                             (531)        1,402      (2,680)
Exceptional items                                           -             -     (41,967)
Administrative Expenses                                (2,506)       (2,542)     (5,606)
                                                     --------      --------     -------

Operating (loss)/profit                                (3,037)      (1,140)    (50,253)

Interest receivable                                       166           138         383
Interest payable                                          (34)          (13)
Foreign exchange gains/(losses)                           108           868         626
Other income                                               37           165         (27)
                                                     --------      --------     -------

Profit/(loss) on ordinary activities before taxation   (2,760)           18     (49,271)
Taxation                                                  735            43      14,852
                                                     --------      --------     -------

Profit on ordinary activities after taxation           (2,025)           61     (34,419)
Dividend                                                    -             -           -
                                                     --------      --------     -------

Retained/(loss) profit for the year                    (2,025)           61     (34,419)
                                                     --------      --------     -------

Earnings per share                                     (2.45p)        0.07p     (41.72p)


                                  APPENDIX III
ADDITIONAL INFORMATION ON TRITON ENERGY CONVERTIBLE PREFERRED STOCK AND TRITON
                               ENERGY COMMON STOCK


1. TRITON ENERGY CONVERTIBLE PREFERRED STOCK

GENERAL

The following description of certain provisions of the Convertible Preferred Stock is intended as a summary only, and is qualified in its entirety by reference to the complete text of the Restated Articles of Incorporation of Triton Energy (the "Articles") and the form of Statement of Resolutions Establishing and Designating the Convertible Preferred Stock (the "Designation"). The Articles and the form of the Designation are available as set forth in Appendix IV under "Additional Information -Documents available for inspection".

Under the Articles, Triton Energy has authority to issue 5,000,000 shares of preferred stock. Triton Energy has authorized the issuance of the necessary number of shares of preferred stock as the Convertible Preferred Stock. No shares of preferred stock of Triton Energy are currently outstanding. In June 1990, the Board of Directors of Triton Energy (the "Board"), adopted a Shareholder Rights Plan under which preferred stock rights were issued to holders of its Common Stock at the rate of one right for each share of Triton Energy Common Stock. Generally, the rights become exercisable only upon the occurrence of certain acquisitions or offers for Triton Energy Common Stock. Any shares of preferred stock issued pursuant to the Shareholders Rights Plan will rank junior as to dividends and liquidation to the Convertible Preferred Stock.

The shares of Convertible Preferred Stock, when issued, will be duly and validly issued, fully paid, and nonassessable. The holders of the shares of the Convertible Preferred Stock will have no preemptive rights with respect to any shares of capital stock of Triton Energy or any other securities of Triton Energy convertible into or carrying rights or options to purchase any such shares.

The transfer agent, conversion agent, and registrar for the Convertible Preferred Stock and the transfer agent and registrar for the Triton Energy Common Stock issuable upon conversion thereof will be Chemical Bank (New York) (the "Transfer Agent").


DIVIDENDS

Holders of shares of the Convertible Preferred Stock will be entitled to receive, when, as, and if declared by the Board out of funds of Triton Energy legally available for payment, cumulative cash dividends at the annual rate per share equal to 5 per cent of the Redemption Price of the shares payable semi-annually on September 30 and March 30 in each year, beginning September 30, 1994, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday. Dividends will accrue from the date on which the Convertible Preferred Stock is issued and will be payable to holders of record as they appear on the stock books of Triton Energy on such record dates as are fixed by the Board. The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period will be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and for any period other than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

If dividends on the Convertible Preferred Stock shall not have been declared and paid in full, or funds set aside for payment, by a date 15 days after a dividend payment date (a "Calculation Date"), dividends payable on the Convertible Preferred Stock shall be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York plus 1 per cent as in effect on each Calculation Date applied against the amount of dividends so due and unpaid until such dividends shall be paid (the "Penalty Dividend").

The Convertible Preferred Stock will have priority as to dividends over Triton Energy Common Stock and any other series or class of Triton Energy's stock hereafter issued which ranks junior as to dividends to the Convertible Preferred Stock (junior dividend stock), and no dividend (other than dividends payable solely in junior dividend stock) may be paid on, and no purchase, redemption, or other acquisition may be made by Triton Energy of, any junior dividend stock unless all accrued and unpaid dividends on the Convertible Preferred Stock have been paid or declared and set apart for payment. Triton Energy may not pay dividends on any class or series of its stock having parity with the Convertible Preferred Stock as to dividends (parity dividend stock), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preferred Stock and may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Convertible Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Convertible Preferred Stock and such parity dividend stock bear to each other. The Convertible Preferred Stock will be junior as to dividends to any series or class of Triton Energy's stock hereafter issued which ranks senior as to dividends to the Convertible Preferred Stock (senior dividend stock), and if at any time Triton Energy has failed to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, Triton Energy may not pay any dividend on the Convertible Preferred Stock.

Under Texas law, Triton Energy may declare and pay dividends on its shares of capital stock out of its surplus (which totalled approximately $240 million as of November 30, 1993). The payment of cash dividends is restricted by covenants in loan documents and indentures to which Triton Energy is a party. In the opinion of Triton Energy, the most restrictive covenant would not impede the ability of Triton Energy at the present time to pay dividends on the Convertible Preferred Stock.


LIQUIDATION RIGHTS

In case of the voluntary or involuntary liquidation, dissolution, or winding up of Triton Energy, holders of shares of Convertible Preferred Stock are entitled to receive an amount per share equal to the Redemption Price, plus any accrued and unpaid dividends (including Penalty Dividends) to the payment date (the "Liquidation Price"), before any payment or distribution is made to the holders of Triton Energy Common Stock or any other series or class of Triton Energy's stock hereafter issued which ranks junior as to liquidation rights to the Convertible Preferred Stock, but the holders of the shares of the Convertible Preferred Stock will not be entitled to receive the Liquidation Price of such shares until the liquidation price of any other series or class of Triton Energy's stock hereafter issued which ranks senior as to liquidation rights to the Convertible Preferred Stock (senior liquidation stock) has been paid in full. The holders of Convertible Preferred Stock and all series or classes of Triton Energy's stock hereafter issued which rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share rateably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Price of the shares of the Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Triton Energy. Neither a consolidation or merger of Triton Energy with another corporation nor a sale or transfer of all or part of Triton Energy's assets for cash, securities, or other property will be considered a liquidation, dissolution, or winding up of Triton Energy.


REDEMPTION

Triton Energy may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at any time on or after March 30, 1998 or such earlier date after which at least 75 per cent of the shares of Convertible Preferred Stock initially issued shall have been converted into shares of Triton Energy Common Stock. The redemption price payable upon such optional redemption shall be the Redemption Price plus all accrued and unpaid dividends including Penalty Dividends to the redemption date. Such redemption price shall be payable in cash.

Notice of an optional redemption of the Convertible Preferred Stock by Triton Energy will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Convertible Preferred Stock to be redeemed at the address shown on the books of Triton Energy. Shares of Convertible Preferred Stock redeemed by Triton Energy will be restored to the status of authorised but unissued shares of preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Convertible Preferred Stock.

If less than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, Triton Energy will select those to be redeemed pro rata or by lot or in such other manner as the Board may determine.

The Convertible Preferred Stock shall be subject to mandatory redemption by Triton Energy on March 30, 2004. At the option of Triton Energy, such redemption may be for (i) cash at the Redemption Price plus accrued and unpaid dividends (including Penalty Dividends) on the redemption date; (ii) such number of shares of Common Stock whose aggregate value (based on the then current market price determined as set forth in the Designation) does not exceed the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends); or (iii) a combination of cash and shares of Triton Energy Common Stock equal to the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends).

Provided that Triton Energy has made available at the office of the Transfer Agent a sufficient amount of cash or shares of Triton Energy Common Stock, as the case may be, to effect the redemption, on and after the redemption date, dividends will cease to accrue on the Convertible Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding, and all rights of the holders of such shares of Convertible Preferred Stock will cease, other than the right to receive any cash payable upon such redemption, without interest.


VOTING RIGHTS

The holders of Convertible Preferred Stock will have no voting rights except as described below or as required by Texas law. In exercising any such vote, each outstanding share of Convertible Preferred Stock will be entitled to one vote.

So long as any shares of Convertible Preferred Stock are outstanding, Triton Energy will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Convertible Preferred Stock, voting or consenting separately as a class with holders of any other class of Triton Energy's preferred stock similarly affected, issue other than wholly for cash consideration, any shares of any class of senior dividend stock or senior liquidation stock, or amend the Articles in a manner adversely affecting the rights of such stockholders.

The Articles may be amended to increase the number of authorised shares of Triton Energy's preferred stock without the vote of the holders of the outstanding Convertible Preferred Stock.


CONVERSION RIGHTS

Commencing on October 1, 1994, the holders of Convertible Preferred Stock will be entitled to convert their shares of Convertible Preferred Stock into Triton Energy Common Stock subject to the qualifications described below, except that, with respect to shares of Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the fifth day prior to the redemption date (unless Triton Energy defaults in the payment of the redemption price.). No payment or adjustment will be made in respect of dividends on Triton Energy Common Stock or Convertible Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Convertible Preferred Stock except as set forth below. No fractional shares will be issued and, in lieu of any fractional share, Triton Energy will pay a cash adjustment based on the then current market price (determined as set forth in the Designation) of the Triton Energy Common Stock.

Shares of the Convertible Preferred Stock are convertible upon surrender to Triton Energy at the office of the Transfer Agent, or such other place as the Board may determine, of duly endorsed certificates representing the shares of the Convertible Preferred Stock to be converted, together with appropriate evidence of the payment of any transfer or similar taxes and instructions in writing to Triton Energy to convert such shares and specifying the name and address of the person or entity to whom such shares are to be issued. Triton Energy shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Triton Energy Common Stock upon such conversion; provided however, that the holder shall pay any such tax which is due because such shares are to be issued in a name other than that of such holder.

Each share of Convertible Preferred Stock shall be convertible initially into one share of Triton Energy Common Stock; however, the number of shares of Triton Energy Common Stock issuable on conversion of each share of Convertible Preferred Stock (the "Conversion Rate") shall be subject to adjustment as described below.

The Conversion Rate is subject to adjustment in certain circumstances, including in respect of any dividends not declared and paid in full in respect of any dividend payment date occurring prior to the date of conversion and any Penalty Dividends payable thereon, upon the issuance of shares of Common Stock as a stock dividend, in connection with combinations and subdivisions of the Triton Energy Common Stock, upon certain reclassifications of the Triton Energy Common Stock, upon the issuance to Triton Energy's stockholders of rights or warrants to subscribe for or purchase shares of Triton Energy Common Stock at a price per share less than the then current market price of the Triton Energy Common Stock (as determined in the Designation), and in connection with certain distributions to Triton Energy's stockholders of evidences of indebtedness or assets. Except in the case of the adjustment in respect of dividends, no adjustment in the Conversion Price will be required unless it would result in at least a I per cent increase or decrease in the Conversion Price; however, any adjustment not made will be carried forward.

In case of any consolidation or merger of Triton Energy with any other corporation, or in the case of any merger of another corporation into Triton Energy (other than a merger with a corporation in which merger Triton Energy is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Triton Common Stock), or in the case of a sale or conveyance of all or substantially all of the assets of Triton Energy to another corporation, Triton Energy will be required to make proper provisions so that the holder of each share of Convertible Preferred Stock then outstanding will have the right thereafter to convert such share of Convertible Preferred Stock into the kind or amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Triton Energy Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance.


FORM AND PAYMENTS

The certificates representing shares of Convertible Preferred Stock will be issued in fully registered definitive form, without coupons.

The Redemption Price of the Convertible Preferred Stock will be payable on redemption upon presentation and surrender of the certificate representing such shares duly endorsed at the office of the Transfer Agent or such other place of redemption determined by the Board and specified in the notice of redemption. Payments in respect of the Redemption Price of the Convertible Preferred Stock will be made in U.S. dollars. Dividends on the Convertible Preferred Stock will be payable in U.S. dollars on each dividend payment date by cheque mailed to the persons in whose names shares of the Convertible Preferred Stock are registered on the record date preceding such dividend payment date.


2. TRITON ENERGY COMMON STOCK ("COMMON STOCK")

AUTHORISED CAPITAL AND PAR VALUE

The directors of Triton Energy are authorised to issue up to 200,000,000 shares of Common Stock, which has a par value of $1.00 per share.


VOTING AND OTHER RIGHTS

Each holder of Common Stock is entitled to one vote for each share of Common Stock held. Because holders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding shares of Common Stock and any shares of voting preferred stock which may be issued are able to elect all members of the board of directors of Triton Energy. The Bylaws of Triton Energy provide that the directors are to be elected in three classes of as nearly equal a number as possible and for a term of three years. Holders of Common Stock have no preemptive rights, and shares of Common Stock have no redemption, sinking fund or conversion privileges.


LIQUIDATION RIGHTS

In the event of any liquidation, dissolution or winding up of the affairs of Triton Energy, subject to the rights of the holders of any preferred stock issued, the holders of Common Stock are entitled to receive pro rata any assets of Triton Energy after the satisfaction of corporate liabilities.

DIVIDEND RIGHTS

Subject to the rights of holders of any preferred stock, all shares of Common Stock are entitled to share equally in dividends from sources legally available for payment of dividends, as and if declared by the board of directors.

Under Texas law, Triton Energy may declare and pay dividends on its shares of capital stock out of, inter alia, its surplus. Payment of dividends by Triton Energy on capital stock is restricted by covenants in indentures to which Triton Energy is a party. Triton Energy does not anticipate paying dividends on Common Stock in the foreseeable future.

                                   APPENDIX IV

                             ADDITIONAL INFORMATION


1. RESPONSIBILITY

The directors of Triton Energy, whose names are set out in paragraph 2 below, accept responsibility for the information contained or referred to in this document relating to the Triton Energy group, themselves and their immediate families and related trusts, except for the views of the Independent Directors and the paragraph headed "Recommendation" in the letter from the Independent Directors, for which the Independent Directors alone accept responsibility. To the best of the knowledge and belief of such directors (who have taken all reasonable care to ensure that such is the case), the information contained or referred to in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Triton Europe, whose names are set out in paragraph 3 below, accept responsibility for the information contained or referred to in this document relating to the Triton Europe group, themselves and their immediate families and related trusts, save that only the Independent Directors accept responsibility for the views of the Independent Directors and the paragraph headed "Recommendation" in the letter from the Independent Directors. To the best of the knowledge and belief of the directors of Triton Europe (who have taken all reasonable care to ensure that such is the case), the information contained or referred to for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.


2. DIRECTORS OF TRITON ENERGY

The directors of Triton Energy are:

William I. Lee
Herbert L. Brewer
Ernest E. Cook
Ray H. Eubank
Thomas G. Finck
Jesse E. Hendricks
Fitzgerald Hudson
John P. Lewis
Michael E. McMahon
Graeme O. Morris
Wellslake D. Morse, Jr
J.G.A. Tucker
J. Otis Winters


3. DIRECTORS OF TRITON EUROPE

The directors of Triton Europe are:


T. G. Finck
W.I. Lee
M.A. R. Herzog
R.B. Holland III
J. J. Holtzscherer (non-executive)
D.P. Metcalfe (non-executive)
W.R. Smith (non-executive)


4. MARKET QUOTATIONS

The following table sets out the mid-market quotations for Ordinary Shares (derived from the London Stock Exchange Daily Official List) and the closing price for Triton Energy Common Stock (as reported on Datastream) in each case on the first day of each month that both the London Stock Exchange and the NYSE were open for business since August 3, 1993, on January 14, 1994 (being the business day prior to the announcement of the offer) and on February 3, 1994 (being the latest practicable date prior to the printing of this document):


DATE                                 TRITON EUROPE  TRITON ENERGY
                                   ORDINARY SHARES   COMMON STOCK
                                               (P)            ($)
August 3, 1993                                 26p         $30.88
September 1, 1993                              26p         $32.38
October 1, 1993                                22p         $31.63
November 1, 1993                               17p         $33.75
December 1, 1993                               16p         $30.38
January 3, 1994                                21p         $30.75
January 14, 1994                               20p         $30.25
February 3, 1994                               33p         $31.50


5. HOLDINGS OF THE DIRECTORS OF THE TRITON ENERGY GROUP IN TRITON ENERGY

(a) The shareholdings in Triton Energy in which directors of Triton Energy are interested as at February 3, 1994 (being the latest practicable date prior to the printing of this document) are set out below:


                                                   TRITON ENERGY
                                                          COMMON
NAME                                                       STOCK
Herbert L. Brewer                                         36,523
Ernest E. Cook                                             7,699
Ray H. Eubank                                             19,151
Thomas G. Finck                                            4,000
Jesse E. Hendricks                                         8,935
Fitzgerald S. Hudson                                      70,000
William I. Lee                                           340,758
John P. Lewis                                              1,090
Graeme O. Morris                                             103
Wellslake D. Morse                                           683
J. G. A. Tucker                                              118
J. Otis Winters                                            2,000
Michael E. McMahon                                             0


(b) The directors of Triton Energy also hold certain options granted under certain stock option plans to subscribe for Triton Energy Common Stock as at February 3, 1994, as set out below:


NAME                      TOTAL      NUMBER    DATE OF GRANT   EXERCISE
OF DIRECTOR       STOCK OPTIONS   OF SHARES   OR ACQUISITION      PRICE        EXERCISE PERIOD
Herbert L. Brewer        30,000       5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003
Ernest E. Cook           45,000      10,000         19/09/91    $42.000     Current-19/09/2001
                                      5,000         19/09/91    $42.000    19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.500    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.500    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.500    15/11/96-15/11/2003



NAME                      TOTAL      NUMBER    DATE OF GRANT   EXERCISE
OF DIRECTOR       STOCK OPTIONS   OF SHARES   OR ACQUISITION      PRICE        EXERCISE PERIOD
Ray H. Eubank            45,000      10,000         19/09/91    $42.000     Current-19/09/2001
                                      5,000         19/09/91    $42.000    19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003

Thomas G. Finck         400,000      62,500         13/08/92    $34.125     Current-13/08/2002
                                     62,500         13/08/92    $34.125    13/08/94-13/08/2002
                                     62,500         13/08/92    $34.125    13/08/95-13/08/2002
                                     62,500         13/08/92    $34.125    13/08/96-13/08/2002
                                     37,500         21/10/93    $32.250    21/10/94-21/10/2003
                                     37,500         21/10/93    $32.250    21/10/95-21/10/2003
                                     37,500         21/10/93    $32.250    21/10/96-21/10/2003
                                     37,500         21/10/93    $32.250    21/10/97-21/10/2003

Jesse E. Hendricks       45,000      10,000         19/09/91    $42.000     Current-19/09/2001
                                      5,000         19/09/91    $42.000    19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625     Current-19/09/2001
                                      5,000         16/11/92    $39.625    16/11/94-19/09/2001
                                      5,000         16/11/92    $39.625    16/11/95-19/09/2001
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/76-15/11/2003

Fitzgerald Hudson        30,000       5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003

William I. Lee           15,000       5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003

John P. Lewis            45,000      10,000         19/09/91    $42.000     Current-19/09/2001
                                      5,000         19/09/91    $42.000    19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003

Michael E. McMahon       15,000       5,000         15/11/93    $32.250    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250    15/11/96-15/11/2003

Graeme Morris            45,000      10,000         19/09/91    $42.000     Current-19/09/2001
                                      5,000         19/09/91    $42.000    19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625     Current-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625    16/11/95-16/11/2002
                                      5,000         15/11/93    $32.256    15/11/94-15/11/2003
                                      5,000         15/11/93    $32.256    15/11/95-15/11/2003
                                      5,000         15/11/93    $32.256    15/11/96-15/11/2003



NAME                      TOTAL      NUMBER   DATE OF GRANT    EXERCISE
OF DIRECTOR       STOCK OPTIONS   OF SHARES  OR ACQUISITION       PRICE         EXERCISE PERIOD

Wellslake D. Morse       45,000      10,000        19/09/91     $42.000      Current-19/09/2001
                                      5,000        19/09/91     $42.000     19/09/94-19/09/2001
                                      5,000        16/11/92     $39.625      Current-16/11/2002
                                      5,000        16/11/92     $39.625     16/11/94-16/11/2002
                                      5,000        16/11/92     $39.625     16/11/95-16/11/2002
                                      5,000        15/11/93     $32.250     15/11/94-15/11/2003
                                      5,000        15/11/93     $32.250     15/11/95-15/11/2003
                                      5,000        15/11/93     $32.250     15/11/96-15/11/2003

J.G.A.    Tucker         45,000      10,000         19/09/91    $42.000      Current-19/09/2001
                                      5,000         19/09/91    $42.000     19/09/94-19/09/2001
                                      5,000         16/11/92    $39.625      Current-16/11/2002
                                      5,000         16/11/92    $39.625     16/11/94-16/11/2002
                                      5,000         16/11/92    $39.625     16/11/95-16/11/2002
                                      5,000         15/11/93    $32.250     15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250     15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250     15/11/96-15/11/2003

J. Otis Winters          15,000       5,000         15/11/93    $32.250     15/11/94-15/11/2003
                                      5,000         15/11/93    $32.250     15/11/95-15/11/2003
                                      5,000         15/11/93    $32.250     15/11/96-15/11/2003


(c) The holdings of securities in Triton Energy in which the directors of Triton Europe are interested as at February 3, 1994 are as follows:


NAME                                                  TRITON ENERGY
                                                       COMMON STOCK
T.G. Finck                                                    4,000
R.B Holland III                                               3,020
W.I. Lee                                                    340,758


6. HOLDINGS OF THE TRITON ENERGY GROUP IN TRITON EUROPE

The interests of Triton Energy group and its directors in the share capital of Triton Europe as at February 3, 1994, are as follows:


                                                    Ordinary Shares
- -------------------------------------------------------------------
Triton Oil & Gas Corporation (59.47% of the total)       49,058,805
- -------------------------------------------------------------------
Mr H. L. Brewer                                               1,000
Mr R. H. Eubank                                               2,500
Mr W. I. Lee*                                                 1,000


*also a director of Triton Europe


7. INTERESTS OF THE DIRECTORS OF TRITON EUROPE IN TRITON EUROPE

The interests of the directors of Triton Europe together with those of their immediate families in shares of Triton Europe as shown in the Register of Directors' interests maintained under the provisions of Sections 324 to 328 of the Companies Act 1985 are set out below:


                                                    ORDINARY SHARES
Mr W. R. Smith                                               10,000
Mr D. P. Metcalfe                                             1,000
Mr M. A. R. Herzog                                            1,000
Mr J. J. Holtzscherer                                         1,000
Mr W. I. Lee                                                  1,000
Mr R. B. Holland III                                              0
Mr T. G. Finck                                                    0


8. DEALINGS

(a) In this paragraph 8 reference to the Disclosure Period is to the period commencing on January 18, 1993 (being 12 months prior to the date of the announcement of the Proposed Scheme) and ending on February 3, (the latest practicable date prior to the printing of this document).


(b) DEALINGS IN TRITON EUROPE ORDINARY SHARES

During the Disclosure Period there were no dealings for value in Ordinary Shares by those specified below:

     (i) the directors and officers of Triton Europe;
    (ii) the Triton Energy group; or
   (iii) the directors and officers of Triton Energy.

(c) DEALINGS IN TRITON ENERGY COMMON STOCK, CONVERTIBLE DEBENTURES AND STOCK OPTIONS

During the Disclosure period the following dealings for value in Triton
Energy Common Stock, convertible debentures and stock options have taken place by the directors of Triton Energy:


                                                                        NO. OF
                                                                     SHARES OF
NAME                DATE           ACQUISITION       DISPOSAL     COMMON STOCK       PRICE
HERBERT BREWER      31/12/93                           GIFT              1,919           -
THOMAS FINCK*       10/07/93              PURCHASE                       1,000     $30.875
                    30/11/93              PURCHASE                       3,000     $30.125
JESSE E. HENDRICKS  01/07/93                           GIFT              5,500           -
                    28/09/93              PURCHASE                       1,000      $29.25
                    21/12/93                           GIFT                100           -
WILLIAM LEE*        05/04/93       OPTION EXERCISE                       1,388     $11.125
                    05/04/93       OPTION EXERCISE                      22,000      $11.50
                    05/04/93       OPTION EXERCISE                      36,113      $8.375
                    05/04/93       OPTION EXERCISE                         462     $11.125
                    05/04/93                           SALE              7,500      $39.50
                    05/04/93                           SALE              5,000     $39.625
                    05/04/93                           SALE             17,001      $39.75
                    05/04/93                           SALE             14,000      $40.00
                    05/04/93                           SALE              9,500     $40.125
                    05/04/93                           SALE             12,500      $40.25
                    05/04/93                           SALE              4,000     $40.375
                    15/12/93  DEBENTURE CONVERSION                      50,000       $8.00
                    15/12/93  DEBENTURE CONVERSION                      83,716     $15.118
                    21/12/93                           SALE             23,744      $29.25
                    21/12/93                           SALE              5,000     $29.375
OTIS WINTERS        16/09/93              PURCHASE                       2,000     $30.125


*ALSO DIRECTORS OF TRITON EUROPE.


(d) During the Disclosure Period, the following dealings for value in securities in Triton Energy have taken place by the directors of Triton Europe:


                                                                     NO. OF
                                                                  SHARES OF
NAME                DATE           ACQUISITION       DISPOSAL  COMMON STOCK    PRICE
R. B. Holland III    17/12/93 Purchase                               1,020    $28.75
                     04/08/93 Purchase                               2,000    $31.50


See also paragraph 8(c), above.

(e) GENERAL

Save as disclosed herein:

     (1) Neither Triton Europe nor Triton Energy nor any of the directors of Triton Europe or Triton Energy or any of their close relatives and related trusts nor any person acting in concert (for the purposes of the Code) with Triton Energy for the purpose of the Scheme owns, controls or is interested in (as defined in parts VI and X of The Companies Act 1985) any shares in Triton Europe or Triton Energy, or other securities convertible into or rights to subscribe for or options in respect of such shares, or has dealt for value therein during the Disclosure Period.

     (2) No subsidiary of Triton Europe or pension fund of any member of the Triton Europe group nor any bank, stockbroker, financial or other professional adviser of Triton Europe, nor any person controlling, controlled by or under the same control as any such adviser (other than an exempt market maker) owns or controls any shares in Triton Europe or Triton Energy, or other securities convertible into or rights to subscribe for or options in respect of such shares, or has dealt for value therein during the Disclosure Period. In this paragraph the reference to a "bank" does not include a bank whose sole relationship with Triton Europe is the provision of normal commercial banking services.

     (3) No person mentioned in sub-paragraphs (1) to (2) above has dealt for value in relevant securities during the Disclosure Period, and no person mentioned in sub-paragraph (3) has dealt for value in any shares in Triton Europe or Triton Energy, or other securities convertible into or rights to subscribe for or options in respect of such shares during the Disclosure Period.

(f) The following persons, all being Scheme Shareholders, have indicated their intention to Triton Energy of voting in favour of the Scheme at the relevant meetings in respect of the following number of Triton Europe shares:


                                                                       NUMBER OF
                                                                   SCHEME SHARES
L.L. Capital Partners                                                  3,250,000
Provident Mutual                                                       7,465,000
Legal & General                                                        4,407,000


The above-mentioned persons have also irrevocably undertaken to procure that no election is made to receive cash consideration under the Scheme in respect of any of their Scheme Shares.


9. SERVICE CONTRACTS OF TRITON EUROPE DIRECTORS

None of the directors of Triton Europe have service contracts with more than twelve months to run.


10. MATERIAL CONTRACTS

TRITON ENERGY GROUP

The following contracts (not being entered into in the ordinary course of business) have been entered into by Triton Energy and/or other members of the Triton Energy group (other than the Triton Europe group) since January 18, 1992 (being the date 2 years before the announcement of the proposed Scheme) and are or may be material:

   (i) A Senior Subordinated Indenture dated December 15, 1993 between Triton Energy and United States Trust Company of New York (as Trustee) pursuant to which Triton Energy can from time to time issue unsecured senior subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series up to such principal amount or amounts as may from time to time be authorised in accordance with the terms of the Indenture.

  (ii) First Supplemental Indenture (to the Senior Subordinated Debenture of December 15, 1993) dated December 15, 1993 between Triton Energy and the United States Trust Company of New York (as Trustee) pursuant to which Triton Energy issued $170,000,000 in aggregate principal amount of 9 3/4 per cent Senior Subordinated Discount Notes due 2000.

  (iii) An Indenture dated November 13, 1992 between Triton Energy and Chemical Bank (as Trustee) pursuant to which Triton Energy constituted $240,000,000 Senior Subordinated Discount Notes due 1997.

   (iv) A Supplemental Indenture dated July 1, 1993 between Triton Energy and Chemical Bank (as Trustee) amending the terms of the Indenture dated November 13, 1992 (including those relating to limitations on certain payments by Triton Energy).

    (v) Supplemental Indenture dated August 16, 1993 between Triton Energy and Chemical Bank (as Trustee) amending the Indenture dated November 13, 1992 (including provisions concerning limitations on certain restricted payments, maintenance of consolidated net worth, and disposition of proceeds of asset sales).

   (vi) Underwriting Agreement dated June 18, 1993 between Triton Canada Resources Limited (1) Triton Energy Corporation (2) ((1) and (2) together the Issuers) RBC Dominion Securities Inc. (3) Burns Fry Limited (4) Gordon Capital Corporation (5) Nesbit Thompson Inc. (6) Midland Walwyn Capital Inc. (7) ScotiaMcLeod Inc. (8) Trilon Securities Corporation (9) ((3) -(9) together the Underwriters) pursuant to which the Underwriters offered to purchase from Triton Canada Resources Limited and Triton Energy 40,000,000 special warrants to be issued by Triton Canada Resources Limited and Triton Energy pursuant to the issue by Triton Canada Resources Limited of 9,501,775 common shares and the sale by Triton Energy of 30,498,225 common shares of Triton Canada owned by Triton Energy or its directors or wholly-owned subsidiaries. The Underwriters agreed to pay $2.65 per special warrant and Triton Energy received net proceeds of $59 million.

  (vii) A Sale and Purchase Agreement dated August 26, 1993 between Triton Oil & Gas Corporation (as Seller) Torch Energy Advisers Incorporated (as Buyer) and Triton Energy pursuant to which Triton Oil & Gas Corporation sold a substantial proportion of its working interests in Oil & Gas Reserves in the United States for a base purchase price of $18.7 million. This base purchase price was reduced at closing by approximately $2.6 million to reflect estimated post-January 1, 1993 revenues and expenses (as the transaction was dated effective from January 1, 1993).

 (viii) A Sale and Purchase Agreement dated August 25, 1993 between Triton Fuel Group, Inc. and Avfuel Corporation, pursuant to which Triton Fuel Group Inc. sold the aviation fuel component of its wholesale fuel product segment for approximately $15 million.


11. TAXATION

(A) UK INCOME TAX

Scheme Shareholders resident in the United Kingdom will be liable to income tax or corporation tax on dividends paid by Triton Energy on the Convertible Preferred Stock and Triton Energy Common Stock at the rate applicable to their particular circumstances, although, if such shareholders are taxable on a remittance basis (where, for example, a Scheme Shareholder is not domiciled in the United Kingdom) any such liability is limited to the extent that such dividends are remitted or deemed to have been remitted to the United Kingdom. Generally, Scheme Shareholders resident in the United Kingdom will bring into account the gross amount of such dividends before deduction of any US tax withheld or United Kingdom tax deducted. For individuals in certain circumstances tax is based on dividends arising or remitted in the previous year. Subject to certain limits and the individual circumstances of Scheme Shareholders, any US tax withheld (see below) will be available as a credit against the liability of such shareholders resident in the United Kingdom to pay corporation tax or income tax as appropriate in respect of the relevant dividends.

If dividends are paid by or through a paying agent or collecting agent in the United Kingdom (for example, a United Kingdom bank which obtains payment of a dividend warrant), such agent will be required to withhold, or deduct for or on account of, United Kingdom income tax at 20 per cent from the gross amount of such dividends unless evidence in a form satisfactory to the Inland Revenue is produced that the beneficial owner of the shares entitled to the dividend is not resident in the United Kingdom for tax purposes. In making such deduction, such paying or collecting agent would normally be permitted to allow a credit for US tax withheld at the rate of 15 per cent on such amount. Consequently, such paying or collecting agent will normally be obliged to withhold at the rate of 5 per cent on the gross amount. If a United Kingdom resident entitled to relief under the United Kingdom/US double tax treaty suffers US withholding tax at a rate in excess of 15 per cent he/she may be able to recover the excess on application to the US authorities.

(B) UNITED STATES

GENERAL

The following is a general discussion of certain United States federal income tax consequences of the ownership and disposition of Convertible Preferred Stock or Triton Energy Common Stock (collectively referred to in this section as "Stock") by a Scheme Shareholder who is a resident of the United Kingdom for taxation purposes and who is not a United States person (a "U.K. Holder"). A "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address all aspects of United States federal income taxes and does not deal with foreign, state and local consequences that may be relevant to such U.K. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "I.R. Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change.


DIVIDENDS

Under the provisions of the United Kingdom/United States double taxation treaty, the rate of United States withholding tax on a dividend paid by Triton Energy to a person resident in the United Kingdom for the purposes of the treaty and who does not control 10 per cent or more of the voting stock of Triton Energy is, subject to certain exceptions, reduced to 15 per cent of the amount of the dividend. However, if the dividends are effectively connected with the conduct of a trade or business of the U.K. Holder within the United States, they are not subject to withholding but are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates.

Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for the purposes of the withholding tax discussed above, and, under the current interpretation of United States Treasury regulations, for the purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, but which could become effective during the period a U.K. Holder owns Stock, however, a shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Other certification and disclosure requirements must be met in order to be exempt from withholding tax under the effectively connected income exemption.

A U.K. Holder of Stock eligible for a reduced rate of United States withholding tax pursuant to the United Kingdom/United States double taxation treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").


ADJUSTMENTS TO CONVERSION PRICE

The conversion price of the Convertible Preferred Stock is subject to adjustment under certain circumstances. Section 305 of the I.R. Code and the Treasury regulations issued thereunder may treat holders of the Convertible Preferred Stock or Common Stock as having received a constructive distribution, taxable as a dividend to the extent of Triton Energy's current and/or accumulated earnings and profits if, and to the extent that, certain adjustments in the conversion price increase the proportionate interest of a holder of Convertible Preferred Stock, or a holder of Common Stock, in the fully diluted Common Stock of Triton Energy.


GAIN ON DISPOSITION OF STOCK

A U.K. Holder will generally not be subject to United States federal income tax with respect to gains recognised on a sale or other disposition of Stock unless
(i) the gain is effectively connected with a trade or business of the U.K. Holder in the United States or (ii) in the case of a U.K. Holder who is an individual and holds the Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

Under Treasury regulations, the Company must report annually to the IRS and to each shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the shareholder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the United Kingdom under the provisions of the United Kingdom/United States double taxation treaty.

Backup withholding (which generally is a withholding tax imposed at the rate of 31 per cent on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) will generally not apply to dividends paid to U.K. Holders outside the United States. In that regard, under temporary United States Treasury regulations, backup withholding will not apply to dividends paid on Stock to a shareholder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person.

In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50 per cent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or
(2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments that are not currently subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

Payment by a United States office of a broker of the proceeds of a sale of Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder, or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.


12. LITIGATION

Between May 27, 1992 and June 15, 1992 several suits were filed in the United States District Court for the Northern District of Texas, Dallas Division, by seven alleged shareholders against Triton Energy and various present and former directors and officers of Triton Energy. The plaintiffs in all of these cases seek to represent alleged classes of purchasers of Triton Energy's securities. On October 6, 1992, the plaintiffs in all but one of the suits collectively filed a First Amended Consolidated and Supplemental Class Action Complaint in which they allege violations of the Securities Exchange Act of 1984 and Rule 10b-5 promulgated thereunder, a common law fraud and statutory fraud and negligent misrepresentation. Among other allegations, the plaintiffs additionally allege illegal trades of Triton Energy's stock by certain of the defendants based on inside information. Triton Energy and the individual defendants have agreed with the plaintiffs' counsel to settle all of the above actions, and have agreed with their insurers regarding their respective funding of the settlement and defence costs. Under the agreement with the insurers, one third of settlement and defence costs, including fees and expenses of counsel for the individual defendants, would be funded by Triton Energy and two-thirds would be funded by the insurers. Completion of the settlement is subject to various conditions, including court approval. The settlement provides for the payment of an aggregate of $8.15 million (less expenses) to all persons who purchased publicly traded securities of Triton Energy during the period between August 31, 1990 and May 27, 1992 and all United States citizens and residents who purchased publicly traded securities of Triton Europe during the period between April 7, 1992 and April 19, 1993 (but excluding (a) the defendants and their assigns, (b) subsidiaries and affiliates of Triton Energy and (c) members of the immediate families of the individual defendants). L.L. Capital Partners is one of the purchasers of Ordinary Shares in Triton Europe who may be eligible, and may elect, to participate in the settlement.

Further details of the litigation are provided in the accompanying document entitled "Information on Triton Energy" and form an integral part of this document.

13. GENERAL

(a) Save as disclosed herein, no agreement, arrangement or understanding (including any compensation arrangements) exists between Triton Energy or any party acting in concert (as defined in the Code) with Triton Energy and any of the directors, recent directors, shareholders or recent shareholders of Triton Europe having any connection with or dependence on the Scheme.

(b) There is no arrangement (including indemnity or option arrangements) or any other agreement or understanding, formal or informal, of whatever nature between any person and Triton Energy or any person acting in concert with Triton Energy, or between any person and Triton Europe or any of their respective associates, relating to any shares in Triton Energy or Triton Europe, or other securities convertible into or rights to subscribe for or options in respect of such shares, which may be an inducement to deal or to refrain from dealing therein.

In this sub-paragraph (b):

   (i) references to an "associate" are to:

      (aa) subsidiaries and associated companies of Triton Energy and Triton Europe respectively and companies of which any such subsidiaries or associated companies are associated companies;

      (bb) banks, financial and other professional advisors (including stockbrokers) to Triton Energy and Triton Europe respectively or a company covered in (aa) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisors;

      (cc) the directors (together with their close relatives and related trusts) of Triton Energy and Triton Europe respectively or a company covered in (aa) above; and

      (dd) the pension funds of Triton Energy and Triton Europe respectively or a company covered in (aa) above;

   (ii) references to a "bank" do not apply to a bank whose sole relationship with Triton Energy and Triton Europe respectively or a company covered in (aa) above is the provision of normal commercial banking services or such activities in connection with the Scheme as registration work; and

  (iii) ownership or control of twenty per cent or more of the equity share capital of a company is regarded as the test of associated status and "control" means a holding, or aggregate holdings, of shares carrying thirty per cent or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

(c) Settlement of the consideration to which any Scheme Shareholder is entitled under the terms of the Scheme will be implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which Triton Energy may otherwise be, or claim to be, entitled as against the Scheme Shareholder.

(d) J.P. Morgan, financial adviser to Triton Energy, is satisfied that adequate resources are available to Triton Energy to meet its cash obligations under the terms of the Scheme.

(e) J.P. Morgan and Kleinwort Benson Securities have each given and not withdrawn their respective written consents to the issue of this document with references to their respective names in the form and context in which they appear.
DeGolyer and MacNaughton has given and not withdrawn its consent to the issue of the Scheme Documents with references to their name and letter in the form and context in which it appears.

(f) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the shares acquired by Triton Energy pursuant to the Scheme will be transferred to any other persons save that Triton Energy reserves the right to transfer such shares to any of its subsidiaries.

(g) Neither J.P. Morgan nor Kleinwort Benson Securities will treat any person receiving or relying upon this document as being, by virtue thereof, its customer within the meaning and for the purposes of the Rules of the Securities and Futures Authority Limited (the 'SFA'). In particular, they will not owe any such person any of the duties or responsibilities owed to their customers nor be responsible for advising any such person on the Scheme.

(h) So far as the directors of Triton Energy are aware, save as disclosed in the Scheme Document, there have been no material changes in the financial or trading position of Triton Energy since May 31, 1993.

(i) No proposal exists in connection with the Scheme that any payment or other benefit shall be made or given to any director of Triton Europe as compensation for loss of office or as consideration for or in connection with his retiring from office.

DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted), at the offices of Linklaters & Paines, Barrington House, 59-67 Gresham Street, London EC2V 7JA while the Scheme remains capable of becoming effective.

(a)   The Memorandum and Articles of Association, as amended, of Triton Europe.

(b)   The Articles of Incorporation, as amended, and the by-laws of Triton
      Energy.

(c) The audited consolidated accounts of Triton Europe for the two financial years ended on May 31, 1992 and 1993.

(d) The audited consolidated financial statements of Triton Energy for the two accounting periods ended May 31, 1992 and 1993 and Quarterly Reports on Form 10-Q in respect of the quarters ended August 31 and November 30, 1993.

(e) Copies of all Triton Energy directors' Service Agreements of duration greater than one year.

(f)   The Material Contracts referred to in paragraph 10 above.

(g)   The letters of consent referred to in paragraph 13(e) above.

(h) The letters of intention and undertaking given by the Scheme Shareholders referred to in paragraph 8(f) above.

(i)   The Designation referred to in Appendix III above.

                            THE SCHEME OF ARRANGEMENT


IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION                                              No. 00522 of 1994


              IN THE MATTER OF TRITON EUROPE PUBLIC LIMITED COMPANY

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985
                              SCHEME OF ARRANGEMENT
                  (under section 425 of the Companies Act 1985)


                                     Between

                      TRITON EUROPE PUBLIC LIMITED COMPANY

                                       and

                                 THE HOLDERS OF

                   THE SCHEME SHARES (AS HEREINAFTER DEFINED)


PRELIMINARY

(A) In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the following meanings, namely:


"Triton Europe"            Triton Europe Public Limited Company

"Ordinary Shares"          Ordinary Shares of 5p each in the share capital of
                           Triton Europe in issue at the date of this Scheme

"Effective Date"           the day on which this Scheme becomes effective in
                           accordance with clause 9 of this Scheme

"Explanatory Statement"    the Explanatory Statement circulated with this Scheme
                           pursuant to section 426 of the Companies Act 1985

"holder"                   includes any person entitled by transmission

"Triton Energy"            Triton Energy Corporation

"Convertible Preferred     Convertible Preferred Stock of Triton Energy to be
 Stock"                    created by Triton Energy in accordance with clause 1
                           of this Scheme

"Record Date"              February 22, 1994

"Redemption Price"         an amount in US dollars equivalent to 120 per cent of
                           the average closing price for one share of Triton
                           Energy Common Stock (par value $1.00) on the New York
                           Stock Exchange for the 5 trading days prior to the date of the hearing of the High Court of Justice to sanction this Scheme.

"Scheme Shares"            the 33,441,195 Ordinary Shares not beneficially owned
                           by Triton Oil & Gas Corporation

"this Scheme"              this Scheme in its present form or with any
                           modification, addition or condition which the Court may think fit to approve or impose

(B) The authorised share capital of Triton Europe is L6,250,000 divided into 125,000,000 Ordinary Shares of 5 pence each of which 82,500,000 have been issued and are credited as fully paid and the remainder are unissued;

(C) Triton Energy is incorporated under the laws of the State of Texas. Triton Oil & Gas Corporation, a wholly owned subsidiary of Triton Energy, is the beneficial owner of 49,058,805 Ordinary Shares;

(D) The present authorised share capital of Triton Energy is $200,000,000 divided into 200,000,000 ordinary shares of $1 each of which 35,414,224 have been issued and are credited as fully paid and the remainder are unissued, and 5,000,000 shares of preferred stock, without par value, none of which has been issued;

(E) Triton Energy has agreed to appear by Counsel on the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable for the purpose of giving effect to this Scheme.


                                   The Scheme


1. CREATION OF TRITON ENERGY PREFERRED STOCK

On or prior to the Effective Date Triton Energy shall create sufficient 5 per cent. Convertible Preferred Stock to give effect to this Scheme. Such stock shall conform to the particulars thereof set out in Appendix III of the Explanatory Statement.


2. REORGANISATION OF THE CAPITAL OF TRITON EUROPE

On the Effective Date the Scheme Shares shall be reorganised so that those Scheme Shares in respect of which Cash Election Notices shall not have been completed pursuant to Clause 5 of this Scheme shall be designated as "A" Scheme Shares and all other Scheme Shares shall be designated as a separate class of "B" Scheme Shares each having the rights and being subject to the restrictions set out in the Special Resolution in the Notice convening the Extraordinary General Meeting of Triton Europe for March 3, 1994.


3. CANCELLATION OF SCHEME SHARES

(a) The authorised share capital of Triton Europe shall be reduced by cancelling the Scheme Shares.

(b) Forthwith and contingently upon the said reduction of capital taking effect the authorised share capital of Triton Europe shall be increased to its former amount by the creation of 33,441,195 ordinary shares of 5p each.

(c) On the Effective Date the credit of L1,672,059.15 arising in the books of account of Triton Europe as a result of such reduction of capital shall be capitalised and applied in paying up in full the 33,441,195 ordinary shares of 5p each so created which shares shall be allotted credited as fully paid to Triton Energy or its nominees.


4. CONSIDERATION

(a)  "A" Scheme Shares
In consideration of the cancellation of the "A" Scheme Shares Triton Energy shall allot (subject to the provisions of Clause 6 of this Scheme) to the holders thereof one share of Convertible Preferred Stock for every multiple of that number of "A" Scheme Shares held by such persons respectively whose equivalent value in US dollars most nearly equals (without exceeding) the Redemption Price. For this purpose, each 'A' Scheme Share will be attributed a value of 37.5p and its equivalent in US dollars $0.56 has been calculated on the basis of an exchange rate of $1.4925, the JP Morgan exchange rate prevailing at
5.00 p.m. on February 3, 1994.

(b) "B" Scheme Shares
In consideration of the cancellation of the "B" Scheme Shares Triton Energy shall (subject as hereinafter provided) pay to the persons who are the holders thereof the sum of 37.5p for every "B" Scheme Share held by such persons respectively provided that: -

     (i) no holder of Scheme Shares shall be entitled to elect pursuant to the provisions of Clause 5 of this Scheme to receive cash in excess of L6,700.17 and any cash election delivered pursuant to such Clause which would otherwise entitle the holder to receive an amount in excess of such sum shall be deemed to be an election to receive cash in respect of such number of Scheme Shares as would entitle the holder to receive cash equal to such amount; and

     (ii) the maximum amount of cash which would be required to be paid by Triton Energy in respect of Cash Elections and pursuant to Clause 6 of this Scheme shall not exceed in the aggregate L1,340,033.50. If the amount which would otherwise be payable by Triton Energy to the holders of the Scheme Shares shall exceed L1,340,033.50 the maximum Cash Election amount shall be reduced from L6,700.17 to such amount so that the amount payable by Triton Energy in respect of Cash Elections shall not exceed the difference betweenL 1,340,033.50 and the aggregate amount which Triton Energy shall be required to pay in respect of fractional entitlements.

   (iii) a holder of Scheme Shares shall only be entitled to elect to receive cash in respect of Scheme Shares (i) which are registered in his name on the Register of Members of Triton Europe on or before February 22, 1994 or (ii) in respect of which he is unconditionally entitled to be so registered on that date.


     5. CASH ELECTION NOTICES

     AN ELECTION TO RECEIVE THE CASH CONSIDERATION IN RESPECT OF ANY SCHEME SHARES SHALL BE MADE BY DULY COMPLETING A CASH ELECTION NOTICE IN ACCORDANCE WITH THE INSTRUCTIONS THEREON AND BY SENDING OR DELIVERING THE SAME TO THE RECEIVING BANK TRITON EUROPE, NATIONAL WESTMINSTER BANK PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, PO BOX 859, THE LOMBARD CENTRE, CONSORT HOUSE, EAST STREET, BEDMINSTER, BRISTOL BS99 1XZ, OR BY HAND ONLY WITH NATIONAL WESTMINSTER BANK PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, 15 FEATHERSTONE STREET, LONDON EC1 8QS, SO AS TO BE RECEIVED NO LATER THAN 3 P.M. ON MARCH 28, 1994. EVERY CASH ELECTION NOTICE SHALL BE IN THE FORM OR SUBSTANTIALLY IN THE FORM OF THE CASH ELECTION NOTICE CIRCULATED TO THE HOLDERS OF THE SCHEME SHARES WITH THE EXPLANATORY STATEMENT AND SHALL BE SIGNED OR, (IN THE CASE OF A BODY CORPORATE HAVING A COMMON SEAL) EXECUTED UNDER ITS COMMON SEAL BY THE HOLDER, OR IN THE CASE OF JOINT HOLDINGS, ALL THE JOINT HOLDERS OF THE SCHEME SHARES TO WHICH IT RELATES. A CASH ELECTION NOTICE SO COMPLETED AND LODGED SHALL BE IRREVOCABLE AND SHALL REMAIN IN FORCE NOTWITHSTANDING ANY TRANSFER OF THE SCHEME SHARES TO WHICH IT RELATES.


6. FRACTIONS

No fraction of a share of Convertible Preferred Stock shall be allotted pursuant to the provisions of Clause 4(a) of this Scheme. If, save for the provisions of this Clause, any holding or part of a holding of Scheme Shares would require Triton Energy to allot a fraction of a share of Convertible Preferred Stock, Triton Energy shall pay to the relevant holder an amount in sterling equal to the redemption price of the Convertible Preferred Stock (calculated at the exchange rate prevailing on February 3, 1994) multiplied by the relevant fraction save that Triton Energy shall not be required to pay to any holder of Scheme Shares any sum in respect of fractional entitlements amounting to less than 50p.

7. CERTIFICATES AND PAYMENT

(a) Not later than 7 days after the Effective Date Triton Energy shall: -
     (i) make all such allotments of the Convertible Preferred Stock to the persons respectively entitled thereto as are required to be made by it to give effect to this Scheme and shall deliver to such persons certificates for the Convertible Preferred Stock so allotted to them respectively; and

    (ii) deliver to the persons respectively entitled thereto cheques for any sums payable to them respectively under Clauses 4 and 6 of this Scheme.

(b) All deliveries of certificates and cheques required to be made by sub-clause
(a) of this Clause 7 shall be effected by posting the same in prepaid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in the register of members of Triton Europe at the close of business on the Record Date, or in the case of joint holders, at the address appearing in such register at such close of business of that one of the joint holders whose name stands first in such register in respect of the joint holding, or in accordance with any special instructions regarding communications.

(c) Each such cheque referred to in sub-clause (a) of this Clause 7 shall be payable to the order of the person(s) entitled thereto, and the encashment of any such cheque shall be a good discharge to Triton Energy for the monies represented thereby.

(d) Neither Triton Energy nor Triton Europe shall be responsible for any loss in the transmission of certificates or cheques posted in accordance with sub-clause
(b) of this Clause 7.

8. CERTIFICATES

As from and including the Effective Date each existing certificate representing a holding of Scheme Shares shall cease to be valid and the holder of any such certificate shall be bound on the request of Triton Energy to deliver up the same as directed by Triton Energy.

9. EFFECTIVE DATE

(a) This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under section 425 of the Companies Act 1985 and confirming under Section 137 of the same Act the reduction of the capital of Triton Europe provided for by clause 2(a) of this Scheme, shall have been delivered to the Registrar of Companies for registration.

(b) Unless this Scheme shall have become effective on or before June 30, 1994 or such later date, if any, as Triton Energy and Triton Europe may approve and the Court may allow, this Scheme shall never become effective.


10. MODIFICATION

Triton Energy and Triton Europe may jointly consent on behalf of all concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated February 8, 1994

                             NOTICE OF COURT MEETING

IN THE HIGH COURT

CHANCERY DIVISION                                              No. 00522 of 1994


MR. REGISTRAR BUCKLEY

              IN THE MATTER OF TRITON EUROPE PUBLIC LIMITED COMPANY

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

                         ------------------------------


Notice is hereby given that by an Order dated February 3, 1994 made in the above matters, the Court has directed a Meeting to be convened of the holders of the Scheme Shares (as defined in the Scheme of Arrangement hereinafter mentioned) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the above named Company ("the Company") and the holders of the Scheme Shares and that such meeting will be held at 20 Fenchurch Street, London EC3P 3DB on March 3, 1994 at
10.30 a.m. at which place and time all such shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of a Statement required to be furnished pursuant to section 426 of the above mentioned Act are incorporated in the document of which this Notice forms part.

THE SAID SHAREHOLDERS MAY VOTE IN PERSON AT THE SAID MEETING OR THEY MAY APPOINT ANOTHER PERSON, WHETHER A MEMBER OF THE COMPANY OR NOT, AS THEIR PROXY TO ATTEND AND VOTE IN THEIR STEAD. A FORM OF PROXY FOR THE SAID MEETING IS ENCLOSED HEREWITH.

In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be lodged with the Registrars of the Company, National Westminster Bank Plc, Registrar's Department, PO Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA, aforesaid not less than 48 hours before the time appointed for the said Meeting but, if forms are not so lodged, they may be handed to the Chairman of the Meeting.

By the said Order, the Court has appointed William Robertson Smith or failing him Jean Jacques Holtzscherer, to act as Chairman of the said Meeting and has directed the Chairman to report the result thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

February 8, 1994

LINKLATERS & PAINES (OHC)
Barrington House
59/67 Gresham Street
London EC2V 7JA

SOLICITORS FOR THE COMPANY

                   NOTICE OF THE EXTRAORDINARY GENERAL MEETING

                                TRITON EUROPE PLC

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING of Triton Europe plc will be held at 20 Fenchurch Street, London EC3P 3DB on March 3, 1994 at
10.45 a.m. (or as soon thereafter as the Meeting of the holders of the Scheme Shares (as defined in the Scheme of Arrangement hereinafter mentioned), convened by direction of the High Court of Justice for the same date and place shall have been concluded or adjourned) to consider and, if thought fit, pass the following resolution, which will be proposed as a Special Resolution

THAT:
(a) the Scheme of Arrangement dated February 8, 1994 ("the Scheme") and circulated with the Notice convening this Meeting a print of which has been produced to this Meeting and signed for the purpose of identification by the Chairman hereof be and the same is hereby approved.

(b) on the Effective Date (as defined in the Scheme) the Scheme Shares (as so defined) in respect of which Cash Election Notices shall not have been completed in accordance with and pursuant to Clause 5 of the Scheme shall be converted into and designated as a separate class of "A" Scheme Shares and the remaining Scheme Shares shall be converted into and designated as a separate class of "B" Scheme Shares each such class having the rights and being subject to the restrictions respectively set out in sub-paragraph (c) of this Resolution.

(c) the said "A" Scheme Shares and "B" Scheme Shares shall rank in all respects pari passu with the Ordinary Shares in the capital of the Company save that:

     (i) as regards income the holders of the "B" Scheme Shares shall be entitled to receive, in priority to the holders of "A" Scheme Shares and the Ordinary Shares out of the profits which the Company may determine to distribute in respect of any financial year the sum of 1p for each "B" Scheme Share held; and

     (ii) as regards capital the holders of the "A" Scheme Shares shall be entitled to receive in priority to the holders of the Ordinary Shares and the "B" Scheme Shares on a return of assets on a winding up or otherwise the sum of 1p for each "A" Scheme Shares held.

(d) forthwith upon the said conversion taking effect the capital of the Company be reduced by canceling the Scheme Shares (as in the Scheme defined).

(e) forthwith and contingently upon the said reduction of capital taking effect the capital of the Company be increased by the creation of 33,441,195 Ordinary Shares of 5p each and the credit of L1,672,059.15 arising as a result of such reduction of capital be applied in paying up in full the Ordinary Shares so created, such Ordinary Shares to be allotted and issued credited as fully paid to Triton Energy Corporation or its nominees.

(f) the Directors of the Company be and they are hereby authorised for the purposes of section 80 of the Companies Act 1985 to give effect to this Resolution and accordingly to effect the allotments of Ordinary Shares referred to in paragraph (e) above provided that (a) this authority shall expire on October 27, 1994; (b) the maximum nominal amount of relevant securities which may be allotted hereunder is L1,672,059.15 and (c) the authority shall be without prejudice to any other authority under the said
     Section 80 previously granted and in force on the date on which this Resolution is passed.

A member entitled to attend and vote is entitled to appoint a proxy or proxies to attend and, on a poll, vote instead of him. A proxy need not be a member of the Company.

February 8, 1994

By Order of the Board


Notes: -
1. A form of proxy is enclosed. The appointment of a proxy will not prevent a Shareholder from subsequently attending and voting at the meeting in person.

2. To be effective the instrument appointing a proxy, and any power of attorney or other authority under which it is executed (or a duly certified copy of any such power or authority), must be deposited with the Registrars of the Company, the National Westminster Bank Plc, Registrar's Department, PO Box 82, Caxton House, Redcliffe Way, Bristol B599 7YA, not less than 48 hours before the time for holding the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used.